Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 12, 2024)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrant to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated April 12, 2024 (the “Prospectus”), with the information contained in our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 26, 2024 (the “Proxy Statement”). Accordingly, we have attached the Proxy Statement to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83; as of the date of this prospectus supplement, Color Up beneficially owns approximately 37% of our Common Stock;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrant”) at an exercise price of $7.83 per share, owned by Color Up, which was initially a warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share, and which was assumed and converted into the Warrant in connection with the Merger;

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issuable upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, upon the earlier to occur of (a) December 31, 2023 and (b) a change in control of us, purchased by the Preferred PIPE Investors (as defined in the Prospectus) for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issuable to the Preferred PIPE Investors upon the conversion of Dividends (as defined in the Prospectus), resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); of such shares 11,242,635 shares of Common Stock are potentially issuable to Color Up at an effective purchase price of approximately $7.83 per share and 2,709,330 shares are potentially issuable to HSCP Strategic III, L.P., an entity controlled by Jeffrey B. Osher, a member of our Board, at an effective purchase price of approximately $7.38 per share; and

(B)	the Warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On April 25, 2024, the closing price of our Common Stock was $3.56. The Warrant will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 26, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Mobile Infrastructure Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Mobile Infrastructure Corporation 30 W. 4th Street Cincinnati, Ohio 45202

Dear Mobile Stockholder:

You are cordially invited to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Mobile Infrastructure Corporation (“we,” “us,” “our,” or the “Company”) to be held on Tuesday, June 18, 2024, at 9:00 a.m., Eastern Time.

2023 was a transformational year for our Company. During the third quarter, we completed the merger transaction with Fifth Wall Acquisition Corp. III and the listing of Mobile Infrastructure Corporation, a Maryland corporation on the New York Stock Exchange American, marking an important milestone in the Company’s lifecycle. In connection with the merger transaction, we reduced our leverage profile and paid down $25 million in debt, significantly improving our balance sheet. In the fourth quarter, we substantially improved the performance of our asset portfolio compared to year-ago levels, and we converted 26 of our parking assets from leased to management contracts. Consistent with our corporate strategy, this transition gives us greater flexibility to optimize rates and utilization and closely manage expenses. And lastly, we entered 2024 with positive business momentum.

Turning to 2024, we believe that the strategic plan put into place in 2023 is continuing to gain momentum, which should result in accelerating growth in net operating income. For full year 2024, we expect revenue of $38 million to $40 million, which represents mid-single-digit organic growth and the benefit of a shift from lease to managed contracts. Net operating income* for 2024 is expected to range from $22.50 million to $23.25 million representing year-on-year growth of 8% at the midpoint. We look forward to sharing more of our progress as the year unfolds.

2024 Annual Meeting of Stockholders

The Annual Meeting will be held entirely online live via audio webcast in a virtual meeting format. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/BEEP2024, where you will be able to listen to the Annual Meeting live, submit questions and vote.

At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors and (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The accompanying Notice of 2024 Annual Meeting of Stockholders describes these matters. We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. We have sent the Notice of Annual Meeting to each of our stockholders, providing instructions on how to access our proxy materials and our 2023 Annual Report on the Internet. Please read the enclosed information carefully before submitting your proxy.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that you authorize your proxy promptly. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote online.

Thank you for your ongoing support of, and continued interest in, Mobile Infrastructure. We look forward to your participation at our Annual Meeting.

Sincerely,

Manuel Chavez, III
Chief Executive Officer and Co-Chairman

*	The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort.

Mobile Infrastructure Corporation 30 W. 4th Street Cincinnati, Ohio 45202

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	June 18, 2024 9:00 a.m., Eastern Time
Virtual Meeting:	Participate online at www. virtualshareholdermeeting.com/BEEP2024
Record Date:	Close of business on Friday, April 19, 2024

To our Stockholders:

Mobile Infrastructure Corporation, a Maryland corporation (“MIC,” the “Company,” “we”, “us” or “our”), will hold its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 18, 2024, at 9:00 a.m., Eastern Time. To provide the opportunity for participation by a broader group of stockholders and provide a consistent and convenient experience to all stockholders regardless of location, the Annual Meeting will be held in a virtual-only meeting format. Stockholders will not be able to physically attend the Annual Meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on April 19, 2024, the record date of our Annual Meeting, you may attend the virtual meeting, submit questions and vote your shares electronically during the meeting via live audio webcast by visiting www. virtualshareholdermeeting.com/BEEP2024 and using the 16-digit control number included on the notice of Internet availability or proxy card.

At the Annual Meeting, holders of our outstanding shares of common stock will be asked to consider and vote upon the following proposals:

1.	To elect the seven (7) director nominees to the board of directors of the Company, each to hold office until the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and

3.	To transact any other business properly brought before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

You may vote on these matters virtually or by proxy. Each outstanding share of our common stock is entitled to one vote. Whether or not you plan to virtually attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes (see “How do I vote?” on page 2 in the accompanying proxy statement):

1.	Vote online or by telephone, by following the instructions included with the proxy card; or

2.	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

This proxy statement and the form of proxy, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, were first sent or given to stockholders on or about April 26, 2024.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 18, 2024: this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.ir.mobileit.com.

Cincinnati, Ohio

April 26, 2024

By Order of the Board of Directors,

Stephanie Hogue
President, Chief Financial Officer,
Secretary and Treasurer

Forward-Looking Statements

Certain statements included in this proxy statement on Schedule 14A (this “Proxy Statement”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe,” “expect,” “anticipate,” “plan,” “project,” “estimate,” “intend,” “will,” “should,” “could,” “would,” “may,” “strategy,” “goal,” “target,” “potential,” “opportunity,” “outlook,” “guidance,” “scenario” and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, revenue and net operating income projections, assumptions about future priorities, shareholder value, our strategic initiatives and our goals. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct or that any plan, initiative, projection, goal, target, commitment or expectation can or will be achieved. Actual results and outcomes may differ materially from those expressed or implied in such statements. Investors should carefully consider the risk and uncertainties described in Part I, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in our quarterly reports on Form 10-Q or other subsequent filings with the Securities and Exchange Commission (the “SEC”). All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement.

Mobile Infrastructure Corporation 30 W. 4th Street Cincinnati, Ohio 45202

Proxy Statement

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, June 18, 2024

This proxy statement contains information about the 2024 Annual Meeting of Stockholders (the “Annual Meeting” or “meeting”) of Mobile Infrastructure Corporation, a Maryland corporation (“MIC,” the “Company,”, “we”, “us” or “our”), which will be held on June 18, 2024, at 9:00 a.m., Eastern Time. The Annual Meeting will be held virtually via live audio webcast. You will be able to virtually attend the Annual Meeting as well as vote and submit your questions during the live audio webcast of the meeting by visiting www. virtualshareholdermeeting.com/BEEP2024 and entering the control number included in our notice of Internet availability of the proxy materials, on your proxy card, or in the instructions that accompanied your proxy materials.

On August 25, 2023 (the “Closing Date”), we consummated the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (the “Merger Agreement”), by and among Fifth Wall Acquisition Corp, III, a Cayman Islands exempted company (“FWAC”), Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC (“Merger Sub”), and Mobile Infrastructure Corporation (“Legacy MIC”). As contemplated by the Merger Agreement, FWAC was converted to a Maryland corporation and changed its name to Mobile Infrastructure Corporation (the “Domestication”). On the Closing Date, we consummated the merger transactions contemplated by the Merger Agreement, whereby following the Domestication (i) Merger Sub merged with and into Legacy MIC (the “First Merger”) with Legacy MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (ii) immediately following the time that the First Merger became effective, the First-Step Surviving Company merged with and into FWAC (the “Second Merger,” and together with the First Merger, the “Merger”), with the Company (f/k/a FWAC) continuing as the surviving entity. The closing of the Merger is referred to in this proxy statement as the “Closing.”

The mailing address of our principal executive offices is Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors (the “Board”) with respect to each of the matters set forth in the accompanying notice of meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our Corporate Secretary written notice to that effect.

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to comply with certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of:

(1)	the last day of our fiscal year in which we have total annual gross revenue of $1.235 billion;

(2)	December 31, 2026 (the last day of our fiscal year following the fifth anniversary of the date on which FWAC consummated its initial public offering);

(3)	the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period; or

(4)	the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Even after we are no longer an “emerging growth company,” we may remain a “smaller reporting company.”

Website Information

Websites throughout this proxy statement are provided for reference only. Websites referred to herein are not incorporated by reference into this proxy statement.

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General Information about the 2024 Annual Meeting

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 26, 2024, we will begin mailing the notice of Internet availability. Our proxy materials, including the Notice of the 2024 Annual Meeting of Stockholders, this proxy statement, and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker, bank, or other nominee), a voting instruction form, and the Annual Report on Form 10-K for our fiscal year ended December 31, 2023 (the “2023 Annual Report”), will be made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by U.S. Securities and Exchange Commission (the “SEC”), for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials.

We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our proxy materials. Therefore, the notice of Internet availability will be mailed to holders of record and beneficial owners of our common stock starting on or about April 26, 2024. The notice of Internet availability provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2024 Annual Meeting of Stockholders, this proxy statement, the proxy card, and our 2023 Annual Report, on the website referred to in the notice of Internet availability or, alternatively, how to request that a printed copy of the proxy materials, including a proxy card, be sent to them by mail. The notice of Internet availability also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings.

Who is soliciting my vote?

Our Board is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting has been set as the close of business on April 19, 2024.

How many votes do I have?

Each share of common stock outstanding on the record date entitles the holder thereof to one vote, without cumulation, on each matter to be voted upon at the meeting. As of the record date for the Annual Meeting, there were 30,712,690 shares of common stock, issued, outstanding, and entitled to vote.

How do I vote?

If you are a stockholder of record as of the record date, there are several ways for you to vote, or authorize a proxy to vote, your shares.

Whether or not you plan to attend the Annual Meeting, we urge you to authorize a proxy to vote your shares. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote in the manner you indicate. If you submit a proxy but do not indicate any voting instructions, your votes will be voted in accordance with our Board’s recommendations. Voting by proxy will not affect your right to attend the Annual Meeting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker, or other nominee who is the recordholder.

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If your shares are registered directly in your name through our stock transfer agent, or if you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 17, 2024.

●	By mail. As described in the notice of Internet availability, you may request printed proxy materials, in which case you may complete, sign, and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the Annual Meeting.

●	At the meeting. If you attend the Annual Meeting, you can vote using the 16-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker, or other nominee who is the record holder), you must provide the bank, broker, or other nominee with instructions on how to vote your shares and can do so as follows:

●	By Internet or by telephone. Follow the instructions you receive from the bank, broker, or other nominee to vote by Internet or telephone.

●	By mail. You will receive instructions from the bank, broker, or other nominee explaining how to vote your shares.

●	At the meeting. If you attend the Annual Meeting, you can vote using the 16-digit control number in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

To ensure that your vote is counted, please remember to submit your vote by the date and time indicated on your proxy card, voting instruction form, or e-mail notification, as applicable.

How does the Board recommend that I vote on the proposals?

There are two proposals scheduled for a vote:

Voting Matter	Board Vote Recommendation	Page Reference For More Information
Proposal 1 — Election of Directors	FOR each nominee	16

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	17

Are there any matters to be voted on at the Annual Meeting that are not included in this proxy statement?

At the date of this proxy statement, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the meeting or any postponement or adjournment thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

May I change or revoke my proxy?

Yes. You may change or revoke your previously submitted proxy at any time before the Annual Meeting or, if you attend the Annual Meeting virtually, at the Annual Meeting before the polls close.

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If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

●	By re-voting at a subsequent time by Internet or by telephone as instructed above;

●	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

●	By delivering a signed revocation letter to our Corporate Secretary at the Company’s address, Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202, before the Annual Meeting, which states that you have revoked your proxy; or

●	By attending the Annual Meeting and voting virtually. Attending the Annual Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked by voting at the Annual Meeting.

Your latest-dated proxy card, Internet, or telephone vote is the one that is counted.

If your shares are held in the name of a bank, broker, or other nominee, you may change your voting instructions by following the instructions of your bank, broker, or other nominee.

What if I receive more than one proxy card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How do I vote?” for each account to ensure that all of your shares are voted.

How is a quorum reached?

Our bylaws (the “Bylaws”) provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the Annual Meeting. Thus, votes of stockholders of record who are present at the Annual Meeting virtually or by proxy, broker non-votes, and abstentions will be counted for purposes of determining whether a quorum exists.

As noted above, as of the record date for the Annual Meeting, there were 30,712,690 shares of common stock, issued, outstanding, and entitled to vote, which means that 15,356,346 shares of common stock must be present in person or represented by proxy at the Annual Meeting to establish a quorum.

Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

What vote is required to approve each matter?

(Proposal 1, Election of Directors): With regard to the election of directors, you may vote “FOR” each director nominee or you may “WITHHOLD” from voting on any of the director nominees. Under our Bylaws, the affirmative vote of holders of a plurality of the votes cast on the matter at a meeting at which a quorum is present is required for the election of the directors. Plurality voting simply means that the number of candidates getting the highest number of votes cast “FOR” their election at the Annual Meeting will be elected. Proxies marked “WITHHOLD” and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

(Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm): With regard to the proposal relating to ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our Bylaws, the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum is present is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024. Abstentions will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the Board.

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What are my voting options with respect to each proposal and how many votes are required to approve each proposal?

The table set forth below illustrates the voting options, vote required, and effect of abstentions and broker non-votes for each proposal, assuming a quorum is present at the Annual Meeting:

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
Proposal 1 — Election of Directors	“FOR” or “WITHOLD” with respect to each director nominee or all director nominees	Plurality of the votes cast	No	No effect	No effect

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR,” “AGAINST,” or ABSTAIN”	Majority of the votes cast	Yes	N/A	No Effect

How are abstentions and “broker non-votes” treated?

Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for the purpose of determining whether a quorum is present.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. If your shares are held in “street name” by a broker, bank, or other nominee, your broker, bank, or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank, or other nominee, the broker, bank, or other nominee will still be able to vote your shares with respect to certain “discretionary” items on “routine” proposals, but will not be allowed to vote your shares with respect to “non-discretionary” or “non-routine” items. Your shares may be voted on Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm) if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, since the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “routine” proposal. Proposal 1 (Election of Directors) is considered a “non-routine” proposal for which brokers may not vote absent voting instructions from the beneficial owner.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers, and employees may solicit proxies in person or by e-mail or other electronic means, or by telephone. We will pay these directors, officers, and employees no additional compensation for these services. We will ask banks, brokers, and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses. The expense associated with the solicitation of proxies will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxy materials and other documents to beneficial owners of stock held in their names.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately tabulate the votes with respect to all proposals.

How do I attend the Annual Meeting?

We will host the Annual Meeting live online via audio webcast. Any stockholder as of the record date will be able to attend and participate in the Annual Meeting online by accessing www. virtualshareholdermeeting.com/BEEP2024. To join the Annual Meeting, you will need to enter your 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. Beneficial owners who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank, or other nominee’s website and selecting the shareholder communications mailbox to link through to the meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

What if I need technical assistance?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, Safari, and Edge) and devices (desktops, laptops, tablets, and smartphones) running the most updated version of applicable software and plugins. Beginning 15 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the support team listed on the virtual meeting website at www. virtualshareholdermeeting.com/BEEP2024.

How can I know the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

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Directors, Executive Officers, and Corporate Goverance

Board of Directors

Our business is managed under the direction of our Board, which is currently composed of seven (7) members. Five (5) of our seven (7) directors are independent within the meaning of the independent director requirements of The NYSE American LLC (“NYSE American”). At each annual meeting of stockholders, each director of our Board will be elected for a one-year term.

Each of our current directors and executive officers was elected an executive officer and/or director effective upon the consummation of the Merger and (other than Brad Greiwe) previously served as an executive officer and/or director of Legacy MIC prior to the consummation of the Merger.

Current composition of the Board

The following table sets forth the name, age, independence and position of each our directors as of April 19, 2024:

Name	Age	Independent	Position
Executive Officers and Directors
Manuel Chavez, III	47	No	Chief Executive Officer and Director (Co-Chairman)
Stephanie Hogue	45	No	President, Chief Financial Officer, Treasurer, Corporate Secretary, and Director
Non-Employee Directors
David Garfinkle(1)(2)(3)	56	Yes	Director
Brad Greiwe(1)	41	Yes	Director
Danica Holley(1)(2)(3)	51	Yes	Director
Damon Jones(3)	48	Yes	Director
Jeffrey B. Osher(2)	47	Yes	Director (Co-Chairman)

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

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Board nominees and composition of the Board

Upon recommendation of our nominating and governance committee, we nominated Manuel Chavez, Stephanie Hogue, David Garfinkle, Brad Greiwe, Danica Holley, Damon Jones and Jeffrey B. Osher, who, if elected, will hold office until the annual meeting of stockholders to be held in 2025 and until their successors are elected and qualified, subject to their earlier death, resignation, or removal. The following table sets forth the names, ages, and certain other information on the composition of our Board as of April 19, 2024, assuming all the director nominees are elected.

Name and Position	Age	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee
Manuel Chavez, III Chief Executive Officer and Director (Co-Chairman)	47	No
Stephanie Hogue President, Chief Financial Officer, Treasurer, Corporate Secretary and Director	45	No
David Garfinkle Director	56	Yes	Chair*	✔	Chair
Brad Greiwe Director	41	Yes	✔
Danica Holley Director	51	Yes	✔	✔	✔
Damon Jones Director	48	Yes			✔
Jeffrey B. Osher Director (Co-Chairman)	47	Yes		Chair

* Audit Committee Financial Expert

Information about Director Nominees

Manuel Chavez, III

Mr. Chavez has served as Chief Executive Officer and Chairman since August 2021. Mr. Chavez is and has been the chief executive officer and founder of Bombe Asset Management, LLC (“Bombe”) since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up, LLC (“Color Up”). Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of Parking Company of America, Inc., a provider of parking management services, and held various positions of increasing responsibility at PCA, Inc. from 1999 to 2017. Mr. Chavez is currently the chairman of the board of directors of the Greater Cincinnati Port Authority, a community and economic development agency, a member of the board of trustees of the Cincinnati State Technical and Community College, a public technical and community college in Cincinnati, Ohio, the Cincinnati Art Museum, an art museum partially funded by the Ohio Arts Council and is a member of the Cincinnati Regional Business Committee, an organization focused on effecting change in the greater Cincinnati community, leveraging the unique assets, leadership and collective resources of business executives to have a long-term positive impact for sustainable growth and regional prosperity.

We believe Mr. Chavez is qualified to serve on our Board due to, among other things, his significant real estate experience and expansive knowledge of the real estate industry, and his relationships with chief executives and other senior management at numerous real estate companies.

Stephanie Hogue

Ms. Hogue has served as MIC’s President and a member of the Board since August 2021, Corporate Secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022, Chief Financial Officer since August 2022 and Treasurer since August, 2023. Ms. Hogue has been a managing partner of Bombe since 2020. From 2017 to 2020, Ms. Hogue was a managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, a firm specializing in advising domestic and international clients on global divestures and acquisitions, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club, a private golf club.

We believe Ms. Hogue is qualified to serve on our Board due to, among other things, her significant experience in finance, capital markets, and investing in infrastructure and real estate assets. Ms. Hogue is also a manager of Color Up.

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David Garfinkle

Mr. Garfinkle has served as a member of the Board since January 2023. Mr. Garfinkle has served as the executive vice president and chief financial officer of CoreCivic, Inc., a public company and the nation’s largest owner of partnership correctional, detention and residential reentry facilities in the United States, since May 1, 2014. Mr. Garfinkle served as CoreCivic, Inc.’s vice president of finance and controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as vice president and controller for Bradley Real Estate, Inc., a publicly traded REIT. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a senior manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University. Mr. Garfinkle also serves as a board member and as a member of the executive committee of Junior Achievement of Middle Tennessee, having previously served as the chair of that organization’s finance committee.

We believe that Mr. Garfinkle is qualified to serve as a director of MIC based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Brad Greiwe

Mr. Greiwe has served as a member of the Board since August 25, 2023. Mr. Greiwe has been the managing partner at FWAC Ventures, a venture capital firm, since 2016. Prior to starting FWAC Ventures, Mr. Greiwe co-founded Invitation Homes Inc. (NYSE: INVH), which owns single-family rental homes in the United States, in 2012 and served as Invitation Homes Inc.’s Chief Technology Officer from 2012 to 2015. Mr. Greiwe started his career at UBS Group AG in the real estate, lodging, and leisure group where he served as an investment banker from 2006 to 2007. He then worked in real estate private equity, focusing on acquisitions and development at Tishman Speyer Properties, a real estate company that owns, operates and develops real estate and manages funds, from 2007 to 2010, and at Starwood Capital Group, a private investment firm with a primary focus on global real estate, from 2010 to 2011. Mr. Greiwe graduated from Harvard University, where he received his BA in economics.

We believe that Mr. Greiwe is qualified to serve as a director of MIC based upon, among other things, his significant experience in the real estate and finance industries.

Danica Holley

Ms. Holley has served as a member of the Board since August 2021. Ms. Holley has served as the chief operating officer of Global Medical REIT Inc., a net-lease medical office REIT, since March 2016. Ms. Holley has served on the board of directors of Theralink Technologies, Inc., an OTC-traded proteomics-based, precision medicine company with a CLIA-certified laboratory, targeting multiple areas of oncology and drug development, since May 2022. Ms. Holley’s business development and management experience spans more than 18 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business rollouts and start-ups. As executive director for Safe Blood International Foundation, a non-profit organization assisting developing nations to achieve a safe and adequate blood supply free of transfusion transmissible infection, since April 2008, she oversaw international health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley held management positions as director of strategy, corporate business development for WorldSpace, Inc., a provider of satellite radio broadcasting services and content, from 1997 to 2000, director of marketing for corporate and business at ISI Professional Services, a Service-Disabled Veteran-Owned Small Business offering consulting services, from 2000 to 2001 and director of administration at Tanzus Development, an international trade firm, from 1996 to 1997 and SK&I Architectural Design Group, LLC, a company providing design and services for residential and mixed-use projects, from 2003 to 2007.

We believe that Ms. Holley is qualified to serve as a director of MIC based upon, among other things, her significant business development and management experience, including as an executive officer at a publicly- traded REIT that has had a similar growth trajectory to MIC.

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Damon Jones

Mr. Jones has served as a member of the Board since August 2021. Mr. Jones has served as the chief communications officer of The Procter & Gamble Company, a global provider of branded products, or P&G, since April 2020. He served as vice president, global communications & advocacy at P&G from July 2018 to April 2020, and prior to that, as director, global company communications from August 2015 to June 2018. Prior to that, Mr. Jones held various other positions with increasing responsibility at P&G since 1997.

We believe that Mr. Jones is qualified to serve as a director of MIC based upon, among other things, his significant communications experience and his experience as a public company executive.

Jeffrey B. Osher

Mr. Osher has been a member of the Board since August 2021. Mr. Osher founded No Street Capital LLC, an investment management firm, in 2018. Mr. Osher serves as the Managing Member of No Street Capital LLC, which serves as the investment manager of Harvest Small Cap Partners, L.P. (“Harvest Small Cap”) and Harvest Small Cap Partners Master, Ltd. (“HSCP Master”). Prior to founding No Street Capital LLC, Mr. Osher served as a portfolio manager at Harvest Capital Strategies, LLC, an SEC-registered investment advisor, from 2005 to 2018, and as an analyst from 2002 to 2005. Prior to his tenure at Harvest Capital Strategies, LLC, Mr. Osher was an analyst at The Dowd Company, an investment management firm, where he focused on technology and emerging growth companies. He has served on the board of directors of the Seal Family Foundation, a non-profit organization that raises funds and awareness for special programs in direct support of the Naval Special Warfare families on a local, national and global scale, since 2016. He has also served on the board of directors of Green Dot Corporation, a NYSE-listed financial technology and registered bank holding company, since 2020 and was an advisor to the board of directors of Green Dot Corporation from 2017 to 2020. Mr. Osher is also a manager of Color Up.

We believe that Mr. Osher is qualified to serve as a director of MIC based upon, among other things, his significant experience in financial services and investment and his experience as an executive and a public company director.

Executive Officers

The following table sets forth the name, age, and position of each of our executive officers as of April 19, 2024.

Name	Age	Position
Manuel Chavez, III	47	Chief Executive Officer and Director (Co-Chairman)
Stephanie Hogue	45	President, Chief Financial Officer, Treasurer, Corporate Secretary and Director

Information about Executive Officers

For information about Manuel Chavez, our Chief Executive Officer, and Stephanie Hogue, our Chief Financial Officer, see the section in this proxy statement entitled “Information about Director Nominees.”

Family Relationships

There are no family relationships among any of the executive officers and directors of MIC.

Corporate Governance

Board Composition

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

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The Board currently consists of seven (7) members. During the period from August 24, 2023 to December 31, 2023, the Board held one meeting (including regularly scheduled and special meetings). MIC does not have a formal policy regarding attendance by members of the Board at MIC’s annual meeting of stockholders but MIC encourages all of its directors to attend.

Our charter (the “Charter”) provides that each of the members of the Board will be elected by MIC’s common stockholders on an annual basis. MIC believes that it is advisable and in the best interest for each member of the Board to be elected by MIC’s common stockholders on an annual basis because it has the effect of increasing director accountability, gives stockholders the opportunity to express their views on the performance of each director annually, and has become the norm for many public companies, including competitors of MIC. In addition, the Charter provides that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director of MIC may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurs. Given the annual election of directors and the ability of stockholders to nominate directors under the advance notice provisions of the Bylaws, MIC believes providing the Board with the exclusive power to fill vacancies on the board is advisable and will enhance the long-term business and investment strategy of MIC.

Director Independence

Under the listing standards of the NYSE American, at least a majority of MIC’s directors are required to qualify as “independent” as affirmatively determined by the Board. After review of all relevant transactions or relationships between each director, or any of his or her family members, and MIC, MIC’s senior management and MIC’s independent registered public accounting firm, the Board has determined that Jeffrey B. Osher, Danica Holley, Damon Jones, David Garfinkle, and Brad Greiwe, who comprise a majority of the Board, meet the current independence and qualifications requirements of the NYSE American.

Role of the Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to MIC and its business and accomplishes this oversight through regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing MIC’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of MIC’s business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, the compensation committee and the nominating and governance committee review and report to the Board with regard to areas of risk management that such board committees oversee.

Board Leadership Structure

The Board leadership structure is currently comprised of a combined Co-Chairman and Chief Executive Officer, an independent Co-Chairman and independent Chairs for each of our three standing committees of the Board.

From time to time, the nominating and governance committee and the Board review MIC’s leadership structure, including the positions of Co-Chairman and Chief Executive Officer, to ensure the interests of MIC and its stockholders are best served. The nominating and governance committee and the Board believe that the most effective leadership structure for MIC is for Mr. Chavez to serve as both the Co-Chairman and Chief Executive Officer. Mr. Chavez’s combined role as Co-Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for developing and implementing our strategic initiatives and business plans. The Board also believes that the combined Co-Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and allows one person to speak for and lead MIC and the Board. In addition, the Board believes that its information flow, meetings, deliberations and decision-making processes are more focused, efficient and effective when the Co-Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the Board, an independent Co-Chairman and independent committee Chairs. Moreover, the Board believes that the use of executive sessions of the independent directors, along with the strong committee system, allows it to maintain effective oversight of management.

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Committees of the Board

The Board directs the management of its business and affairs, as provided by Maryland law, and conducts its business through meetings of the Board and standing committees. MIC has a standing audit committee, compensation committee and nominating and governance committee, each of which operate under a written charter. In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues.

Current copies of MIC’s committee charters are available on its website, www.mobileit.com. The information on or available through MIC’s website is not deemed incorporated in this proxy statement and does not form part of this proxy statement.

The charter of MIC’s audit committee provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee’s charter.

Audit Committee

MIC’s audit committee consists of Brad Greiwe, Danica Holley and David Garfinkle (Chair). The Board has determined that David Garfinkle qualifies as the audit committee “financial expert,” as the term is defined in Item 401(h) of Regulation S-K. Each member of MIC’s audit committee is financially literate, knowledgeable, and qualified to review financial statements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. The Board also has determined that each of them is “independent” as defined under the applicable NYSE American listing standards and the independence criteria set forth in Rule 10A-3 of the Exchange Act.

The principal purposes of MIC’s audit committee is to assist the Board in fulfilling its responsibilities for oversight of: (1) MIC’s accounting and financial reporting processes; (2) the audits of MIC’s financial statements and internal control over financial reporting; (3) MIC’s compliance with legal and regulatory requirements; and (4) MIC’s internal audit function generally. Under its charter, MIC’s audit committee is directly responsible for the appointment, compensation, retention, and oversight, and the evaluation of the qualifications, performance, and independence, of MIC’s independent auditor and the resolution of disagreements between management and MIC’s independent auditor regarding financial reporting. MIC’s independent auditor reports directly to MIC’s audit committee.

Compensation Committee

MIC’s compensation committee consists of Jeffrey B. Osher (Chair), Danica Holley and David Garfinkle. The Board has determined that each of them is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board also has determined that each of them is “independent” as defined under the applicable NYSE American listing standards, including the standards specific to members of a compensation committee and the independence criteria set forth in Rule 10C-1 under the Exchange Act.

The principal purposes of MIC’s compensation committee is to discharge directly, or assist the Board in discharging, its responsibilities related to: (1) the evaluation of the performance and compensation of MIC’s Chief Executive Officer, President and Chief Financial Officer and any other executive officer that MIC may have; (2) the compensation of the members of the Board; and (3) the approval, evaluation, and administration of any of MIC’s equity compensation plans.

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Nominating and Governance Committee

MIC’s nominating and governance committee consists of Damon Jones (Chair), Danica Holley and David Garfinkle. The Board has determined that each of them is “independent” as defined under the applicable listing standards of the NYSE American and SEC rules and regulations.

The principal purposes of MIC’s nominating and governance committee is: (1) to identify individuals qualified to become members of the Board, consistent with criteria approved by the Board, and to recommend candidates to the entire Board for nomination or selection as directors for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or when vacancies occur; (2) to oversee and periodically review MIC’s environmental, social and governance (ESG) strategy, practices and policies; and (3) to develop and recommend to the Board a set of corporate governance guidelines, a code of business conduct and ethics and related policies applicable to MIC. Under its charter, MIC’s nominating and governance committee also is responsible for overseeing the annual evaluation of the Board and its committees.

MIC’s Corporate Governance Guidelines and the charters of MIC’s audit, compensation, and nominating and governance committees, as well as MIC’s Code of Business Conduct and Ethics, insider trading policy and policy for complaints regarding accounting, internal accounting controls or auditing matters are posted on MIC’s website at www.mobileit.com and also may be obtained free of charge by writing to Mobile Infrastructure Corporation, 30 W. 4th Street Cincinnati, Ohio 45202.

Compensation Committee Interlocks and Insider Participation

None of MIC’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers who serve as a member of the Board or compensation committee.

Stock Ownership Guidelines

Our Board believes that our directors and executive officers should be stockholders and have a financial stake in MIC. Each non-employee director is required to own shares of common stock or common stock equivalents worth at least 4x the annual non-employee director compensation. Our Chief Executive Officer is required to own shares of our common stock or common stock equivalents worth at least 6x his or her base salary. Each of our other Named Executive Officers is required to own shares of our common stock or common stock equivalents worth at least 1.5x his or her base salary. All such individuals who are elected or appointed will have five years from the time they are elected or appointed to meet the minimum ownership requirements. For purposes of this stock ownership policy, “common stock equivalents” includes any common unit, LTIP unit or performance unit (whether vested or unvested) of Mobile Infra Operating Company, LLC (the “Operating Company”) held by such individuals. All of our current directors and named executive officers that are subject to these stock ownership policies are in compliance with them.

Corporate Governance Guidelines, Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of MIC’s Corporate Governance Guidelines and its Code of Ethics are posted on MIC’s website. MIC intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Ethics on its website rather than by filing a Current Report on Form 8-K.

Employee, Officer and Director Hedging

MIC’s insider trading policy prohibits MIC’s officers, directors, and employees from hedging against potential changes in the value of Common Stock such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to MIC’s equity securities.

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Board, committees, and stockholders meetings

During the period from August 25, 2023 (the closing date of the Merger) to fiscal year ended December 31, 2023:

●	our Board held one (1) meeting (including regularly scheduled and special meetings);

●	our audit committee held one (1) meeting;

●	our compensation committee held two (2) meetings; and

●	our nominating and governance committee held one (1) meeting.

Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served during the fiscal year ended December 31, 2023.

Mr. Lorrence Kellar, a member of the Company’s Board since August 2021, passed away in November 2023. The Board and MIC are saddened by the loss of Mr. Kellar, who made valuable contributions to MIC during his service on the Board.

Although we do not have a formal policy regarding the attendance of our annual meetings of stockholders by the members of our Board, we encourage them to do so. MIC has not previously held an annual meeting.

Director nominations process

The Nominating and Governance Committee is responsible for recommending candidates to serve on the Board and its committees. In considering whether to recommend any particular candidate to serve on the Board or its committees or for inclusion in the Board’s slate of recommended director nominees for election at the annual meeting of stockholders, our Nominating and Corporate Governance Committee considers the criteria set forth in the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines. Specifically, the Nominating and Corporate Governance Committee and the Board consider director candidates based on a number of attributes, including:

●	Established leadership reputation in his/her field;

●	Reputation for good business judgment;

●	Active in business or academia;

●	Knowledge of business on a national/global basis;

●	Meets high ethical standards;

●	Commitment to regular Board/committee meeting attendance;

●	Familiarity with the real estate business and parking facilities and related infrastructure; and

●	Whether the candidate would contribute to the Board’s diversity of experience, profession, expertise, skill and background (including with respect to race, ethnicity, national origin, gender and sexual orientation).

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The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function. As listed above, diversity characteristics of the Board as a whole and of a particular candidate are one of several factors considered by the Nominating and Corporate Governance Committee when evaluating director candidates. However, a candidate will neither be included nor excluded from consideration solely based on his or her diversity traits.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at Board meetings and participation in and contributions to the activities of the Board. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election and other perceived needs of the Board.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider recommendations from other members of the Board, management, stockholders, and other sources, including third-party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above.

ESG Strategy

We consider environmental, social and governance, or ESG, issues to be important considerations that influence our business and investment returns over time. We believe that by incorporating ESG attributes into our investment analysis, we have a more complete assessment of the risks associated with each investment.

We expect our asset management team to consider ESG factors such as climate change, natural resource sustainability, pollution and waste, human capital, product safety, social opportunity, corporate governance and ethics, along with a range of other potential factors, to assess the expected performance risk of our investments over time. We have implemented several ESG-related initiatives that we believe will improve the long-term performance of our business. These may include, but are not limited to:

●	A responsible use of energy, including renewable sources or LED-lighting;

●	Supporting the adoption of electrified vehicles;

●	Promoting the long-lived nature of our assets through weather protection and maintenance;
●	Responsible use of environmentally-friendly products to maintain the appearance of our assets;

●	Ensuring that the members of our Board and management team, including our asset management team, are made up of individuals with diverse backgrounds and experiences. The members of our Board are comprised of approximately 43% underrepresented minorities, 29% women and 14% LGBTQ+; and

●	Alignment of long-term performance-based compensation for our executives with our investors.

To ensure that the material risk considerations are incorporated into our strategy, we regularly review our performance against ESG best practices.

Communications with the Board of Directors

Any stockholder or any other interested party who desires to communicate with our Board, our non-management directors, or any specific individual director may do so by directing such correspondence to the attention of the Corporate Secretary, Mobile Infrastructure Corporation, W. 4th Street Cincinnati, Ohio 45202. Following its clearance through normal security procedures, the Corporate Secretary will forward such communication to the pertinent director or directors, as appropriate. In that regard, the Board has requested that certain items unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded.

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Proposal 1 — Election of Directors

Our Board is currently composed of seven (7) members. The seven persons named below, each of whom currently serves on our Board, have been recommended by our nominating and governance committee and nominated by our Board to serve on the Board until our 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. Each of the nominees has consented to being named in this proxy statement. In addition, the Board has determined that all of our directors, other than Manuel Chavez, our Chief Executive Officer, and Stephanie Hogue, our Chief Financial Officer, are independent under applicable SEC and NYSE American rules.

Nominees

Our Board has nominated Manuel Chavez, Stephanie Hogue, David Garfinkle, Brad Greiwe, Danica Holley, Damon Jones and Jeffrey Osher (collectively, the “Director Nominees”). For more information concerning the Director Nominees, see the section titled “Information about Director Nominees.”

The Board has no reason to believe that any of the Director Nominees will be unable, or will decline, to serve as a member of the Board if elected. However, in the event that a Director Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board, or the Board, on the recommendation of the nominating and governance committee, may reduce the size of the Board and number of nominees.

Vote required

The election of each of the Director Nominees requires a plurality of the votes cast. Abstentions and broker non-votes will have no effect on this proposal.

Board recommendation

The Board unanimously recommends a vote FOR the election of each of the Director Nominees.

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Proposal 2 — RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The audit committee and the Board seek to have the stockholders ratify the audit committee’s appointment of Deloitte.

Although we are not required to seek stockholder approval of this appointment, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of Deloitte for ratification by stockholders as a matter of good corporate practice. If the appointment of Deloitte is not ratified by the stockholders, the audit committee will consider the vote of our stockholders and may appoint another independent registered public accounting firm or may decide to maintain its appointment of Deloitte.

Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Fees paid to the independent registered public accounting firm

The following table sets forth the approximate aggregate fees billed to the Company by Deloitte during the fiscal years ended December 31, 2023 and December 31, 2022:

	Fiscal Year Ended	Fiscal Year Ended
Fee Category	December 31, 2023	December 31, 2022
Audit fees(1)	$554,000	$532,000
Audit-related fees(2)	$410,000	$458,000
Tax fees	$—	$—
All other fees	$—	$—
Total Fees	$964,000	$990,500

(1)	Audit Fees. Audit fees consist of fees billed for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Audit Committee policy on pre-approval of audit and permissible non-audit services of independent registered public accounting firm

Our audit committee pre-approves all audit and permissible non-audit services performed by our independent registered public accounting firm and audit engagement fees and terms in order to ensure that the provision of such services does not impair such accounting firm’s independence.

All audit, audit-related, tax, and other services were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte was compatible with the firm’s independence in the conduct of its auditing functions. The audit committee has taken into consideration whether the provision of non-audit services by Deloitte is compatible with maintaining auditor independence. None of the services described above was approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote required

Ratification of the appointment of Deloitte requires the affirmative vote of the holders of a majority of the votes cast. Abstentions will have no effect on the proposal. No broker non-votes are expected in connection with the proposal.

Board recommendation

The Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

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Change in Accountants

On August 25, 2023, the audit committee of the Board approved the engagement of Deloitte as MIC’s independent registered public accounting firm to audit MIC’s consolidated financial statements for the year ending December 31, 2023. Deloitte served as the independent registered public accounting firm of Legacy MIC prior to the Merger. Accordingly, WithumSmith+Brown, PC (“Withum”), FWAC’s independent registered public accounting firm prior to the Merger, was informed on the Closing Date that it would be dismissed and replaced by Deloitte as MIC’s independent registered public accounting firm.

Withum’s report on FWAC’s financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and the related notes to the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about FWAC’s ability to continue as a going concern.

During the period from February 19, 2021 (inception) through December 31, 2021, the year ended December 31, 2021, and the subsequent period through August 25, 2023, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, except for the control deficiency disclosed as a material weakness in FWAC’s Annual Report on Form 10-K for the year ended December 31, 2022.

MIC has provided Withum with a copy of the disclosures made by MIC in response to Item 4.01 of MIC’s “Super” Form 8-K filed on August 31, 2023 and requested that Withum furnish MIC with a letter addressed to the SEC stating whether it agrees with the statements made by MIC in response to Item 4.01 of MIC’s “Super” Form 8-K and, if not, stating the respects in which it does not agree. A letter from Withum is incorporated by reference as Exhibit 16.1 to our registration statement on Form S-11, filed with the SEC on September 25, 2023.

During the period from February 19, 2021 (inception) through December 31, 2021, the year ended December 31, 2022, and the subsequent period through August 25, 2023, MIC did not consult Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on MIC’s financial statements, and no written report or oral advice was provided to MIC by Deloitte that Deloitte concluded was an important factor considered by MIC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

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Audit Committee Report

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

In the performance of its oversight function, the audit committee of our Board has:

a.	reviewed and discussed with management the Company’s annual audited financial statements for the fiscal year ended December 31, 2023;

b.	discussed with Deloitte, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

c.	received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communication with the audit committee concerning independence; and

d.	discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

While the audit committee has the responsibilities set forth in its charter (including to monitor and oversee the audit processes), the audit committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. The Company’s management and independent auditor have this responsibility.

This report is respectfully submitted by the members of the audit committee of the Board of Directors:

Brad Greiwe

Danica Holley

David Garfinkle (Chair)

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Executive and Director Compensation

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and award talented and qualified executives who share our philosophy and desire to work towards achieving our goals.

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation.

For the year ended December 31, 2023, our named executive officers were:

●	Manuel Chavez, III, Chief Executive Officer and Chairman; and

●	Stephanie Hogue, President, Chief Financial Officer, Treasurer and Corporate Secretary.

Summary Compensation Table

The following “Summary Compensation Table” and footnotes summarize the total compensation (rounded to the nearest thousand) of our named executive officers for the year ended December 31, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Total ($)

Manuel Chavez	2023	—	—	1,727,518	(2)(3)	1,727,518
Chief Executive Officer, Director and Chairman	2022	600,000	—	5,586,803	(4)	6,186,803
Stephanie Hogue	2023	450,000	192,498	684,959	(5)	1,327,457
President, Chief Financial Officer, Treasurer and Corporate Secretary	2022	450,000	—	3,857,618	(6)	4,307,618

(1)	The amounts in this column reflect the grant date fair value for all fiscal years presented in accordance with FASB ASC Topic, Compensation—Stock Compensation. See Note B to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the assumptions made by us in determining grant-date fair value of our equity awards.

(2)	Amount excludes grants of LTIP Units (as defined herein) to Mr. Chavez on January 10, 2024 (see “Narrative Disclosure to Summary Compensation Table—Awards Granted After Fiscal Year End” for further discussion of the LTIP Units granted to Mr. Chavez after fiscal year end).

(3)	Amount includes grant of 164,474 LTIP Units to Mr. Chavez in lieu of his $600,000 base salary for fiscal year 2023 (see “Narrative Disclosure to Summary Compensation Table—Fiscal Year 2023—Base Salary”).

(4)	On May 27, 2022, Mr. Chavez was granted 1,406,250 Performance Units that are subject to certain market, performance and service-based conditions, and on August 23, 2022, Mr. Chavez was granted 255,319 LTIP Units that are subject to certain service-based conditions. On December 18, 2023, Mr. Chavez voluntarily cancelled 116,170 of the 255,319 LTIP Units granted on August 23, 2022. See “Narrative Disclosure to Summary Compensation Table— Stock Awards” for further discussion of the Performance Units and the LTIP Units granted to Mr. Chavez in fiscal year 2022. Of the 1,406,250 Performance Units granted to Mr. Chavez, the achievement of certain performance and service-based conditions for 703,125 Performance Units was deemed not probable on the date of grant in accordance with U.S. generally accepted accounting principles (“GAAP”) and, accordingly, no value is included in the table for such awards. Assuming achievement of the performance and service-based conditions, the grant date fair value of 703,125 Performance Units is $7,251,563.

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(5)	Amount excludes grant of restricted stock units to Ms. Hogue on January 10, 2024. (See “Narrative Disclosure to Summary Compensation Table—Awards Granted After Fiscal Year End” for further discussion of the restricted stock units granted to Ms. Hogue after fiscal year end).

(6)	On May 27, 2022, Ms. Hogue was granted 843,750 Performance Units that are subject to certain market, performance and service-based conditions, and on August 23, 2022, Ms. Hogue was granted 153,192 LTIP Units that are subject to completion of certain service-based conditions. In September 2023, Ms. Hogue voluntarily cancelled 19,149 of the 153,192 LTIP Units granted on August 23, 2022. See “Narrative Disclosure to Summary Compensation Table— Stock Awards” for further discussion of the Performance Units and the LTIP Units granted to Ms. Hogue in fiscal year 2022. Of the 843,750 Performance Units granted to Ms. Hogue, the achievement of certain performance and service-based conditions for 421,875 Performance Units was deemed not probable on the date of grant in accordance with GAAP and, accordingly, no value is included in the table for such awards. Assuming achievement of the performance and service-based conditions, the grant date fair value of 421,875 Performance Units is $4,350,938.

Narrative Disclosure to Summary Compensation Table

Fiscal Year 2022

Base Salary

In accordance with his MIC Employment Agreement (as defined herein), Mr. Chavez’s annual base salary for fiscal year 2022 was $600,000. In fiscal year 2022, Mr. Chavez received his annual base salary in cash. In accordance with her MIC Employment Agreement, Ms. Hogue’s annual base salary for fiscal year 2022 was $450,000. In fiscal year 2022, Ms. Hogue received her annual base salary in cash. See “—Employment Agreements” for further discussion of the terms of the MIC Employment Agreements.

Stock Awards

On May 27, 2022, the compensation committee and the Board each approved performance-based equity awards (the “Performance Awards”) to each of Mr. Chavez and Ms. Hogue.

In approving the Performance Awards, the compensation committee and the Board recognized our interest in rewarding, incentivizing and retaining Mr. Chavez and Ms. Hogue, through the award of certain Performance Units in the Operating Company, with the goal of creating appropriate incentives for Mr. Chavez and Ms. Hogue to continue to grow our value over the long-term. The Performance Awards approved by the compensation committee and the Board, including the disinterested directors, are aligned with the interests of our stockholders. The principal objective of the Performance Awards is to link Mr. Chavez’s and Ms. Hogue’s long-term compensation opportunities with significant long-term stockholder value creation.

Pursuant to the performance unit award agreements entered into with respect to the Performance Awards (the “Performance Award Agreements”), Mr. Chavez was awarded 1,406,250 Performance Units and Ms. Hogue was awarded 843,750 Performance Units, which will vest only to the extent that the market price of Common Stock and our AFFO per share of Common Stock achieve specified targets during the performance periods, as further described herein. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the market price of Common Stock is $25.00 per share, based on a 90-day weighted average price, at any time from the date of grant through December 31, 2025. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if our AFFO per share of Common Stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. Per share amounts are subject to adjustment, in the compensation committee’s discretion, in the event of any stock split, stock dividend or other similar adjustment to the number of shares of Common Stock outstanding. The compensation committee and the Board believe that the vesting requirements of the Performance Awards encourage long-term equity holding by Mr. Chavez and Ms. Hogue, further aligning the interests of Mr. Chavez and Ms. Hogue with the creation of stockholder value over the long-term.

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The Performance Units are a class of membership units of the Operating Company. Once vested, the Performance Units are convertible into Common Units after a one-year holding period on a one-for-one basis. Common Units are redeemable for shares of Common Stock, on a one-for-one basis, or cash at our option, pursuant and subject to the terms and provisions of the Limited Liability Company Agreement of the Operating Company (the “Operating Agreement”).

Upon Mr. Chavez’s or Ms. Hogue’s death, disability or termination of employment without Cause (as defined in the MIC Employment Agreements), the Performance Units shall continue to be held by Mr. Chavez or Ms. Hogue, or their respective estates or heirs, as applicable, and shall otherwise vest, not vest, be forfeited or cancelled in accordance with the terms of the applicable Performance Award Agreement.

On August 23, 2022, each of Mr. Chavez and Ms. Hogue entered into an LTIP Agreement pursuant to which 255,319 and 153,192 LTIP Units, respectively, were granted to Mr. Chavez and Ms. Hogue, subject to the vesting and other terms and conditions set forth in the applicable LTIP Agreement (the “August 2022 LTIP Unit Awards”). On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement, pursuant to which the August 2022 LTIP Unit Awards will vest in full on August 25, 2024, provided that the executive remains continuously employed with us, the Operating Company or an affiliate through the vest date, unless the executive is terminated by us, the Operating Company or such affiliate without Cause or resigns for Good Reason (as defined in the MIC Employment Agreements). In September 2023, Mr. Chavez and Ms. Hogue voluntarily cancelled 116,170 and 19,149 LTIP Units, respectively.

The LTIP Units are a class of membership units of the Operating Company. Once vested, each LTIP Unit is convertible at the option of the holder into a Common Unit subject to the holding period set forth in the Operating Agreement. Each Common Unit acquired upon the conversion of an LTIP Unit is redeemable by the holder for shares of Common Stock on a one-for-one basis. We may elect, at our option, to pay cash in lieu of issuing shares of Common Stock for all or any redeemed membership unit.

Awards Granted After Fiscal Year End

As detailed below, on February 28, 2023, Mr. Chavez and Ms. Hogue were granted an aggregate of 121,951 and 76,219 LTIP Units, respectively, for service to us during fiscal year 2022. The LTIP Unit grants were made after 2022 fiscal year end, and accordingly, the LTIP Unit grants are reflected in the Summary Compensation Table for fiscal year 2023.

In accordance with his MIC Employment Agreement, Mr. Chavez was eligible to receive a target annual bonus of no more than 33.33% of his Base Salary (as defined in his MIC Employment Agreement), as determined by the compensation committee for services provided to us during fiscal year 2022. Mr. Chavez requested to receive his 2022 annual bonus in equity, and the compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 20,325 fully vested LTIP Units as his target annual bonus.

In accordance with his MIC Employment Agreement, Mr. Chavez was also eligible to receive a target equity bonus of no more than $1,000,000 for services provided to us during fiscal year 2022. The compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 101,626 LTIP Units as his target equity bonus, which vest in equal installments on each of the next three anniversaries of February 28, 2023.

In accordance with her MIC Employment Agreement, Ms. Hogue was eligible to receive a target annual bonus of no more than 33.33% of her Base Salary (as defined in her MIC Employment Agreement), as determined by the compensation committee for services provided to us during fiscal year 2022. Ms. Hogue requested to receive her 2022 annual bonus in equity, and the compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 15,244 fully vested LTIP Units as her target annual bonus.

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In accordance with her MIC Employment Agreement, Ms. Hogue was also eligible to receive a target equity bonus of no more than $600,000 for services provided to us during fiscal year 2022. The compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 60,975 LTIP Units as her target equity bonus, which vest in equal installments on each of the next three anniversaries of February 28, 2023.

Fiscal Year 2023

Base Salary

In accordance with his MIC Employment Agreement, Mr. Chavez’s annual base salary for fiscal year 2023 was $600,000. Mr. Chavez elected to receive his annual base salary in equity and the compensation committee determined such equity would be in the form of LTIP Units. On January 10, 2024, Mr. Chavez was granted 164,474 LTIP Units, representing his base salary for fiscal year 2023. In accordance with her MIC Employment Agreement, Ms. Hogue’s annual base salary for fiscal year 2022 was $450,000. Ms. Hogue received her annual base salary in cash. See “—Employment Agreements” for further discussion of the terms of the MIC Employment Agreements.

Cash Bonus

In accordance with her MIC Employment Agreement, Ms. Hogue is eligible to receive a target annual bonus of no more than 33.33% of her Base Salary, as determined by the compensation committee for services provided to us during 2023. For recognition of Ms. Hogue’s leadership role in connection with the consummation of the Merger, the compensation committee determined that Ms. Hogue’s 2023 annual bonus should exceed her 33.33% target annual bonus. Ms. Hogue received her 2023 annual bonus in cash on January 10, 2024.

Awards Granted After Fiscal Year End

As detailed below, in January 2024, Mr. Chavez and Ms. Hogue were granted an aggregate of 485,098 LTIP Units (consisting of (i) 164,474 LTIP Units in lieu of his $600,000 base salary for fiscal year 2023, as detailed above, and (ii) 46,501 and 274,123 LTIP Units for his 2023 annual bonus and his equity bonus, respectively, each as detailed below) and 156,250 restricted stock units, respectively, for service to us during fiscal year 2023. The LTIP Unit and the restricted stock unit grants were made after 2023 fiscal year end, and accordingly, the LTIP Unit and the restricted stock unit grants are not reflected in the Summary Compensation Table for fiscal year 2023.

In accordance with his MIC Employment Agreement, Mr. Chavez was eligible to receive a target annual bonus of no more than 33.33% of his Base Salary, as determined by the compensation committee for services provided to us during 2023. Mr. Chavez requested to receive his 2023 annual bonus in equity and the compensation committee determined such equity would be in the form of LTIP Units. On January 10, 2024, Mr. Chavez was granted 46,501 fully vested LTIP Units as his target annual bonus.

In accordance with his MIC Employment Agreement, Mr. Chavez was also eligible to receive a target equity bonus of no more than $1,000,000 for services provided to us during 2023. The compensation committee determined such equity would be in the form of LTIP Units. On January 10, 2024, Mr. Chavez was granted 274,123 LTIP Units as his target equity bonus, which will vest in equal installments on each of the next three anniversaries of January 10, 2024.

In addition, on January 12, 2024, Mr. Chavez was granted 64,114 LTIP Units as payment of accrued but unpaid base salary for the fiscal year ended December 31, 2021.

In accordance with her MIC Employment Agreement, Ms. Hogue was eligible to receive a target equity bonus of no more than $600,000 for services provided to us during 2023. The compensation committee determined such equity would be in the form of restricted stock units. On January 10, 2024, Ms. Hogue was granted 156,250 restricted stock units, which will vest in equal installments on each of the next three anniversaries of January 10, 2024.

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Outstanding Equity Awards at 2023 Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity awards held by our named executive officers as of December 31, 2023.

	Stock Awards
Name	Number of Securities That Have Not Vested (#)		Market Value of Securities That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Market or Payout Value of Unearned Securities or Other Rights That Have Not Vested ($)
Manuel Chavez	1,647,025	(1)	6,670,451	—	—
Stephanie Hogue	1,038,769	(2)	4,207,014	—	—

(1)	Consists of (i) 1,406,250 Performance Units, which vest upon satisfaction of certain performance criteria (see “Narrative Disclosure to Summary Compensation Table—Fiscal Year 2022—Stock Awards”), (ii) 139,149 LTIP Units, which vest on August 25, 2024 and (iii) 101,626 LTIP Units, which vest in three equal installments on each of the next three anniversaries of February 28, 2023.
(2)	Consist of (i) 843,750 Performance Units, which vest upon satisfaction of certain performance criteria (see “Narrative Disclosure to Summary Compensation Table—Fiscal Year 2022—Stock Awards”), (ii) 134,043 LTIP Units, which vest on August 25, 2024 and (iii) 60,976 LTIP Units, which vest in three equal installments on each of the next three anniversaries of February 28, 2023.

Potential Payments Upon Termination or Change in Control

The MIC Employment Agreements and certain of the LTIP Unit and restricted stock unit award agreements provide for severance payments and vesting of units of the Operating Company (which are convertible into Common Units of the Operating Company which are convertible into shares of Common Stock) to our named executive officers in certain circumstances in connection with a qualifying termination, including following a Change in Control of MIC (as defined in the MIC Employment Agreements) as further described below.

Employment Agreements

In connection with their employment, we entered into employment agreements (collectively, as amended, the “MIC Employment Agreements”) with each of Manuel Chavez, III and Stephanie Hogue on August 25, 2021. The compensation committee retained an independent compensation consultant in 2021 to assist in determining Mr. Chavez’s and Ms. Hogue’s compensation packages under the MIC Employment Agreements.

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The following is a brief summary and discussion of the terms of the MIC Employment Agreements:

Term. Each of the MIC Employment Agreements provides for a three-year initial term that commences on the Employment Effective Date (as defined in the MIC Employment Agreements) and ends on the third anniversary of such date. Thereafter, the employment term extends automatically for successive one-year periods unless either the executive or we provide notice of non-renewal to the other party at least ninety (90) days before the end of the then-existing term.

Compensation. The MIC Employment Agreements provide that the Chief Executive Officer and President will receive an annual initial base salary of $600,000 and $450,000, respectively. The Chief Executive Officer and President will be eligible to receive a target annual bonus of not more than 33.33% of their base salary, and each will be eligible to receive an annual target equity award of not more than $1,000,000, and $600,000 in restricted shares of common stock, respectively. Each annual equity award shall vest equally in annual installments over a three-year period. The amounts and conditions for the payment and vesting (as applicable) of each target annual incentive award and each annual target equity award will be determined by the compensation committee. The Chief Executive Officer and President have the right to elect to receive their base salary and their target annual bonus payments in the form of restricted shares of common stock. The compensation committee has the discretion to award any compensation set forth in the MIC Employment Agreements in shares of Common Stock or in membership units of the Operating Company, including LTIP Units and Performance Units. Each of the executives will be eligible to participate in employee benefit programs made available to our employees from time to time and to receive certain other perquisites, each as set forth in their respective MIC Employment Agreements. In addition, the Chief Executive Officer and the President have the right to receive $2,000,000 and $1,200,000 in unvested restricted shares of Common Stock, respectively, which shares shall vest only upon the occurrence of a Liquidity Event (as defined in the MIC Employment Agreements), within three years of the effective date of the MIC Employment Agreements, provided that the Chief Executive Officer and President, respectively, remain employed with us on the date of the Liquidity Event, unless such officer is terminated by us without Cause or resigns for Good Reason (as defined in the MIC Employment Agreements) within 180 days of a Liquidity Event. The compensation committee retained an independent compensation consultant to assist in determining the Chief Executive Officer’s and President’s compensation packages.

On August 23, 2022, we entered into a First Amendment to the MIC Employment Agreements (collectively, the “First Amendments”). Pursuant to the terms of the First Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) our grant of LTIP Units pursuant to the LTIP Agreements to each of Mr. Chavez and Ms. Hogue is in lieu and full satisfaction of our obligation to issue to them restricted shares of Common Stock as set forth therein; and (ii) the compensation committee of the Board has the discretion to award any compensation pursuant to the MIC Employment Agreements in shares of Common Stock or in membership units of the Operating Company.

On December 13, 2022, we entered into a Second Amendment (collectively, the “Second Amendments”) to the MIC Employment Agreements. Pursuant to the terms of the Second Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the August 2022 LTIP Unit Awards previously granted to Mr. Chavez and Ms. Hogue will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with us, the Operating Company or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by us, the Operating Company or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger will not constitute a Change in Control.

Severance Payments. The MIC Employment Agreements provide that, subject to the execution of a release and other conditions set forth in the MIC Employment Agreements, upon a “qualifying termination” (as defined in the MIC Employment Agreements), the executives will be entitled to severance based on a multiple of the total of each executive’s then-current annual base salary plus the amount of the Target Bonus Amount (as defined in the MIC Employment Agreements) for our most recently completed fiscal year prior to termination (referred to herein as “total cash compensation”). If the qualifying termination results from the death or disability of the executive, the executive will be entitled to severance equal to one times (1x) their total cash compensation. If the executive is terminated by us without Cause, the executive quits for Good Reason or we elect not to renew the term of the MIC Employment Agreements, then the executive will be entitled to severance equal to two times (2x) their total cash compensation. In the event that any qualifying termination occurs on or within twelve (12) months after a Change in Control of MIC, the executives will be entitled to severance equal to three times (3x) their total cash compensation.

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Upon termination where severance is due and payable, the MIC Employment Agreements also provide that the executives will be entitled to receive (a) unpaid base salary earned through the termination date; (b) any restricted shares of common stock that have vested as of the termination date; (c) all other equity-based awards held by each executive, to the extent subject to time-based vesting, will vest in full at the termination date; (d) health insurance coverage, including through COBRA, for an 18 month period following the termination date; and (e) reimbursements of unpaid business expenses.

Non-Competition, Non-Solicitation and Confidentiality. The MIC Employment Agreements provide that for a two-year period following the termination of an executive’s employment with us, each of the executives will not solicit our employees or consultants or any of our customers, vendors or other parties doing business with us.

Pursuant to the MIC Employment Agreements, each of the executives has agreed not to compete with us for a period of two years following the termination of their employment with us. Each MIC Employment Agreement also contains covenants relating to the treatment of confidential information, company property and certain other matters. The MIC Employment Agreements also contain a non-disparagement covenant.

Director Compensation

In fiscal 2023, each independent director earned an annual retainer of $70,000, pro-rated for any partial year of service. An additional (i) $15,000 was earned for the independent co-chair, (ii) $15,000 was earned by the chair of the audit committee and (iii) $10,000 was earned by the chairs of the compensation committee and the nominating and governance committee, pro-rated for any partial year of service. For fiscal 2023, the Board determined that the independent directors would receive their annual retainer in restricted stock units.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board. Directors who are also employed by us are not entitled to any compensation for services rendered as a director.

On January 10, 2024, the compensation committee and the Board each approved long-term incentive equity awards to each of our non-employee directors with respect to their accrued but unpaid director compensation fees for fiscal 2023.

The following table sets forth information with respect to our independent director compensation during the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)		Total ($)

David Garfinkle	$70,288	—	(3)	$70,288
Brad Greiwe	24,740	—	(4)	24,740
Danica Holley	70,000	—	(5)	70,000
Damon Jones	80,000	—	(6)	80,000
Lorrence Kellar	69,562	—	(7)	69,562
Jeffrey B. Osher	81,973	—	(8)	81,973
Total	$396,563	$—		$396,563

(1)	The amounts in this column reflect the grant date fair value in accordance with FASB ASC Topic, Compensation—Stock Compensation. See Note B to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the assumptions made by us in determining grant-date fair value of our equity awards.
(2)	Director compensation for the fiscal year ended December 31, 2023 was accrued and paid on January 10, 2024 in the form of restricted stock units in the following amounts: David Garfinkle – 18,305; Brad Greiwe – 6,443; Danica Holley – 18,230; Damon Jones – 20,834; Lorrence Kellar – 18,116 and Jeffrey B. Osher – 21,348.
(3)	As of the fiscal year ended December 31, 2023, Mr. Garfinkle did not hold any stock awards.
(4)	As of the fiscal year ended December 31, 2023, Mr. Greiwe did not hold any stock awards.

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(5)	As of the fiscal year ended December 31, 2023, Ms. Holley owned 10,088 LTIP Units.
(6)	As of the fiscal year ended December 31, 2023, Mr. Jones owned 11,267 LTIP Units.
(7)	As of the fiscal year ended December 31, 2023, Mr. Kellar owned 12,253 LTIP Units.
(8)	As of the fiscal year ended December 31, 2023, Mr. Osher owned 11,267 LTIP Units.

Retirement Plans and Health and Welfare Benefits

Following the completion of the Merger, our executive officers will be eligible to participate in the health insurance, life insurance, disability benefits, other welfare programs and retirement plans that will be provided generally to our employees.

2023 Incentive Award Plan

As of December 31, 2023, we maintained the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan (the “Incentive Award Plan”). The following table provides information about equity awards outstanding under our Incentive Award Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:	109,788	$—	3,577,712	(2)
Equity compensation plans not approved by security holders:(3)	2,775,010	$—	—
Total		$—	3,687,500

(1)	The weighted average exercise price does not take into account Common Stock issuable upon the vesting of LTIPs, Performance Units and restricted stock units, which have no exercise price.
(2)	3,577,712 shares of Common Stock available for issuance under the Incentive Award Plan.
(3)	2,775,010 shares of Common Stock issuable in the event of the Company’s election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of Common Units issuable upon the conversion of outstanding LTIPs and Performance Units (the “Outstanding Awards”) granted prior to the consummation of the Merger. In connection with the Merger, the Company became a party to the Operating Agreement and may elect to issue shares of Common Stock in lieu of cash payment upon redemption by the holders of the Outstanding Awards.

The purpose of the Incentive Award Plan is to promote the success and enhance the value of MIC and the Operating Company, by linking the individual interests of employees, consultants and members of the Board to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The Incentive Award Plan is further intended to provide flexibility to MIC and the Operating Company and their subsidiaries in their ability to motivate, attract and retain the services of those individuals upon whose judgment, interest and special effort the successful conduct of MIC’s and the Operating Company’s operation is largely dependent.

Description of Material Features of the Incentive Award Plan

This section summarizes certain material features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.

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Eligibility and Administration

Employees, consultants and directors of MIC, the Operating Company and the respective subsidiaries of MIC and the Operating Company will be eligible to receive awards under the Incentive Award Plan. The Incentive Award Plan is administered by the MIC compensation committee, which may delegate its duties and responsibilities to another committee or subcommittee of the Board, subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The Board administers the Incentive Award Plan with respect to awards to non-employee directors. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions.

Shares (or Profits Interest Units) Available for Awards

The aggregate number of shares of Common Stock (or Profits Interest Units (as described below)) that are available for issuance under awards granted pursuant to the Incentive Award Plan is 3,000,000, plus an additional number of shares of Common Stock (or Profits Interest Units) as follows:

An additional 687,500 shares of Common Stock (or Profits Interest Units) may be issued under the Incentive Award Plan, which shall be subject to the following vesting conditions:

●	343,750 of these shares of Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the event that these shares of Common Stock (or Profits Interest Units) have not vested prior to December 31, 2026, then such shares (or Profits Interest Units) shall immediately be delivered to MIC for cancellation and for no consideration; and

●	343,750 of these shares of Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the event that these shares of Common Stock (or Profits Interest Units) have not vested prior to December 31, 2028, then such shares (or Profits Interest Units) shall be delivered to MIC immediately for cancellation and for no consideration.

If an award under the Incentive Award Plan described in the first paragraph of this section is forfeited, cancelled, expires or otherwise terminated for any reason (without having been exercised or payment having been made in respect to the entire award), then any shares of Common Stock (or Profits Interest Units) subject to such award may, to the extent of such forfeiture, cancellation, expiration or termination, be used again for new grants under the Incentive Award Plan, and to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Common Stock may be issued as incentive stock options. However, the following shares may not be added to the shares of Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan: (a) shares tendered or held back upon exercise of an option or settlement of an option, share appreciation right (“SAR”), or other award to cover the exercise price or tax withholding, (b) shares subject to a SAR that are not issued in connection with the share settlement of the SAR upon its exercise, and (c) shares repurchased by MIC using option exercise proceeds.

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Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares of Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan. There is no maximum number of shares of Common Stock (or Profits Interest Units) that may be subject to one or more awards granted to any one participant pursuant to the Incentive Award Plan in any calendar year.

Types of Awards

The Incentive Award Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), restricted shares, dividend equivalent awards, share payment awards, restricted share units (“RSUs”), performance awards, performance share awards, other incentive awards, profits interest units (including Performance Units and LTIP Units) and SARs. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Incentive Award Plan. Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards will generally be settled in shares of Common Stock, but the plan administrator may provide for settlement of any award in cash, shares of Common Stock, Profits Interest Units, or a combination thereof. A brief description of each award type follows.

●	Stock Options. Stock options provide for the purchase of shares of Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

●	Share Appreciation Rights. SARs entitle their holder, upon exercise, to receive from MIC an amount equal to the appreciation of the shares of Common Stock subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

●	Restricted Shares, RSUs and Performance Shares. Restricted shares are an award of nontransferable shares of Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver the shares of MIC Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares of Common Stock underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral, subject to Section 409A of the Code requirements. Performance shares are contractual rights to receive shares in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with MIC or MIC’s affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

●	Share Payments and Other Incentive Awards. Share payments are awards of fully vested shares of Common Stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from the shares of Common Stock or value metrics related to the shares, and may remain forfeitable unless and until specified conditions are met.

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●	Profits Interest Units (including LTIP Units and Performance Units). Profits Interest Units are units of the Operating Company intended to constitute “profits interests” within the meaning of the relevant IRS guidance, which may ultimately be convertible into shares of Common Stock. Profit Interests Units may include LTIP Units and Performance Units, and are subject to the terms of the Operating Agreement.

●	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

●	Performance Share Awards. Performance awards include any of the awards that are granted subject to vesting based on the attainment of specified performance goals as determined by the plan administrator, and may include cash awards.

●	Substitute Awards. Substitute awards are awards granted in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction. Substitute awards shall not reduce the shares authorized for issuance under the Incentive Award Plan.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Incentive Award Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with MIC’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a change in control of MIC (as defined in the Incentive Award Plan), the surviving entity may assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then, in the discretion of the Board, all such awards may vest in full and be deemed exercised (as applicable) upon the closing of the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Repricing; Plan Amendment and Termination; Duration of Awards under the Plan

The Board may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in MIC’s capital structure, stockholder approval will be required for any amendment that increases the number of shares of Common Stock (or Profits Interest Units) available under the Incentive Award Plan or the limit on awards to be issued to non-employee directors, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the date on which the Board adopts the Incentive Award Plan.

Foreign Participants, Transferability, and Clawback

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

The plan administrator may provide under the terms of an award or require the participant to agree by separate written or electronic instrument that if the participant at any time, or during a specified time period, (a) engages in any activity in competition with, MIC, the Operating Company or any of MIC’s subsidiaries, (b) engages in any action with is inimical, contrary or harmful to the interests of, MIC, the Operating Company or any of MIC’s subsidiaries, or (c) incurs a termination of service for “cause” (as such term is defined in the sole discretion of the plan administrator), then any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of the award, or upon the receipt or resale of any shares of Common Stock underlying the award, must be repaid to MIC, and the award shall terminate and any unexercised portion of the award (whether or not vested) shall be forfeited.

Clawback Policy

The Company maintains a clawback policy applicable to incentive-based compensation granted to our “Executive Officers” (as such term is defined in Rule 10D-1 under the Exchange Act and Section 811 of the NYSE American Company Guide) on or after October 2, 2023. Under this policy, “incentive-based compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including stock price and total shareholder return. In the event of an accounting restatement that impacts the financial reporting measures on which incentive-based compensation is calculated, this policy will require the clawback of the amount by which the compensation actually received exceeds the amount that otherwise would have been received based on the restated financial results.

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Certain Relationships and Related Person Transactions.

Certain Relationships and Related Party Transactions — FWAC

FWAC Ordinary Shares

On February 24, 2021, FWAC issued 4,312,500 FWAC Class B Ordinary Shares, par value $0.0001 per share (“Class B Shares”) to Fifth Wall Acquisition Sponsor III LLC (the “Sponsor”) in exchange for a payment of $25,000 to cover for certain expenses and offering costs on behalf of FWAC. In April 2021, FWAC effected a share capitalization for FWAC Class B Shares, resulting in an aggregate of 7,187,500 FWAC Class B Shares outstanding and an aggregate purchase price of approximately $0.003 per ordinary share; 312,500 FWAC Class B Shares were subsequently forfeited by Sponsor due to the partial exercise of the over-allotment option by Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, and BofA Securities, Inc. (the underwriters (“FWAC IPO Underwriters”) in FWAC’s initial public offering (the “FWAC IPO”)), resulting in an aggregate of 6,875,000 FWAC Class B Shares outstanding. All shares and associated amounts have been restated to reflect the share capitalization. On May 24, 2021, the Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness.

312,500 FWAC Class B Shares were forfeited by the Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option. The shares transferred to certain of FWAC’s directors were not subject to forfeiture. The FWAC Class B Shares (including the shares issuable upon the conversion of the FWAC Class B Shares) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Pursuant to that certain Letter Agreement, dated August 25, 2023, by and among the Sponsor, Legacy MIC and FWAC (the “Side Letter Agreement”), the Sponsor forfeited 100,000 FWAC Class B Shares in the form of (i) 50,000 shares of Common Stock that will vest at such time as the aggregate volume-weighted average price per share of Common Stock for any 5-consecutive trading day period equals or exceeds $13.00 per share and (ii) 50,000 shares of Common Stock that will vest at such time as the aggregate volume-weighted average price per share of Common Stock for any 5-consecutive trading day period equals or exceeds $16.00 per share.

The Sponsor purchased 907,000 FWAC Class A Ordinary Shares, par value $0.0001 per share (“FWAC Class A Shares” and, together with the Class B Shares, the “FWAC Ordinary Shares”) at a price of $10.00 per ordinary share in a private placement concurrently with the closing of the FWAC IPO for an aggregate purchase price of $9,070,000 (the “Private Placement Shares”). The Private Placement Shares are identical to the FWAC Class A Shares sold in the FWAC IPO, subject to certain limited exceptions as described in the FWAC IPO prospectus.

Immediately prior to the Closing, Sponsor held 2,020,000 FWAC Ordinary Shares (including 120,000 FWAC Class B Shares held by Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness), which converted into 2,020,000 shares of Common Stock in connection with the Closing.

Finder’s and Consulting Fees and Administrative Support Agreement

No compensation of any kind, including finder’s and consulting fees, was paid to the Sponsor, FWAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the Merger. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on FWAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FWAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or FWAC’s or the Sponsor’s affiliates.

On March 17, 2021, FWAC entered into an Administrative Support Agreement with Fifth Wall Ventures Management, LLC, pursuant to which Fifth Wall Ventures Management, LLC agreed to provide FWAC with office space and secretarial and administrative services in exchange for $10,000 per month. The Administrative Support Agreement terminated in connection with the Closing.

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Promissory Note

On February 24, 2021, the Sponsor agreed to loan FWAC an aggregate of up to $300,000 in the form of a note (the “Note”). This loan was non-interest bearing and payable upon the completion of the FWAC IPO. FWAC borrowed approximately $109,000 through the FWAC IPO. FWAC repaid the Note in full upon closing of the FWAC IPO.

Private Placement Shares

FWAC entered into a registration and shareholder rights agreement with respect to the FWAC Class B Shares (including shares issuable upon conversion of the FWAC Class B Shares) and Private Placement Shares. In addition, the registration and shareholder rights agreement entitled FWAC, through the Sponsor to nominate one person for appointment to the FWAC board of directors, subject to certain minimum holding requirements. The registration and shareholder rights agreement terminated in connection with the entry into a Registration Rights Agreement (the “Registration Rights Agreement”), dated August 25, 2023, by and among MIC, certain former stockholders of MIC, certain former FWAC directors, the Sponsor, HSCP Strategic III, L.P. (“HS3”), Harvest Small Cap and HSCP Master, entities controlled by Jeffrey B. Osher, a director of MIC, and Bombe-MIC Pref, LLC (“Bombe Pref” and, together with HS3, Harvest Small Cap and HSCP Master, the “Preferred PIPE Investors”), an entity controlled by Manuel Chavez, III, and of which Stephanie Hogue is a member, each of whom is a director and officer of MIC at Closing.

Series 2 Preferred Stock

On June 15, 2023, the Preferred PIPE Investors entered into Subscription Agreements, dated as of June 15, 2023, by and between FWAC and the Preferred PIPE Investors (the “Preferred PIPE Subscription Agreements”) with FWAC, pursuant to which the Preferred PIPE Investors agreed to subscribe for and purchase a total of 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (the “Series 2 Preferred Stock”) at $1,000 per share for an aggregate purchase price of $46,000,000 (the “Preferred PIPE Investment”). The Preferred PIPE Investment was consummated on the Closing Date. On December 31, 2023, the Series 2 Preferred Stock converted into 13,787,462 shares of Common Stock resulting in an effective purchase price of approximately $3.34 per share. Mr. Chavez and Ms. Hogue beneficially owned 6,000 shares of Series 2 Preferred Stock, or approximately 13.0% of the then outstanding Series 2 Preferred Stock, which converted into 1,798,364 shares of Common Stock, inclusive of 163,487 shares of Common Stock issued upon the conversion of shares of Series 2 Preferred Stock issued to the Preferred PIPE Investors at a cumulative annual rate of 10% of the $1,000 per share liquidation preference (“Dividends”), which were received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023. Mr. Osher beneficially owned 40,000 shares of Series 2 Preferred Stock, or 87.0% of the then outstanding Series 2 Preferred Stock, which converted into 11,989,098 shares of Common Stock, inclusive of 1,089,917 shares of Common Stock issued upon the conversion of Dividends, which were received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023.

Sponsor Agreement and Side Letter

FWAC entered into the Sponsor Agreement (the “Sponsor Agreement”) dated as of December 13, 2022 (as amended and restated on May 11, 2023 and June 15, 2023) with FWAC’s officers and directors and Legacy MIC, whereby FWAC’s officers and directors agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares (as defined below).

Pursuant to the Sponsor Agreement, the Sponsor also agreed to certain restrictions with respect to its holding of 2,020,000 FWAC Class B Shares originally purchased by Sponsor for approximately $0.003 per share and converted, on a one-for-one basis into 2,020,000 shares of Common Stock (the “Founder Shares”), as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of our Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of our Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor delivered to FWAC for cancellation and for no consideration 4,755,000 Founder Shares in connection with the Closing, and if earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of MIC’s (or its successor’s) stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

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On the Closing Date, and immediately prior to the Closing, FWAC, the Sponsor, and Legacy MIC entered into the Side Letter Agreement, which provided for the cancellation of 100,000 Founder Shares issued and outstanding and held by the Sponsor immediately prior to the Closing for no consideration.

Certain Relationships and Related Party Transactions — Legacy MIC

Equity Purchase and Contribution Agreement and Transactions Contemplated Therein

On January 8, 2021, Legacy MIC entered into an Equity Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”), dated January 8, 2021, by and among Legacy MIC, Mobile Infra Operating Partnership, L.P. (the “Operating Partnership”), Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up. Pursuant to the Purchase and Contribution Agreement, Legacy MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio, approximately 1,154 parking spaces located in Chicago, Illinois, totaling approximately 1,201,000 square feet, and proprietary technology, which provides management with real-time information on the performance of MIC’s assets.

Additionally, the Operating Partnership issued 7,495,090 units of the class of membership interests in the Operating Partnership designated as “Common Units” pursuant to the Operating Agreement Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”) at $11.75 per unit for a total consideration of $84.1 million, net of transaction costs. The consideration received consisted of $35.0 million of cash and three parking assets with a fair value of approximately $98.8 million contributed to the Operating Partnership by Color Up and technology with a fair value of $4.0 million. Legacy MIC also assumed long-term debt with a fair value of approximately $44.5 million. In addition, Legacy MIC issued the Legacy MIC Common Stock Warrant to Color Up to purchase up to 1,702,128 shares of Legacy MIC common stock, par value $0.0001 per share (“Legacy MIC Common Stock”) at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20 million. In connection with the Purchase and Contribution Agreement, Legacy MIC issued a $1.2 million convertible promissory note to Color Up. The note accrued interest at a rate of 7.0% per annum and had a maturity date of December 31, 2021, unless an amount equal to the principal and accrued interest was converted into partnership interests of the Operating Partnership at the closing of the transactions contemplated by the Purchase and Contribution Agreement. The $1.2 million convertible promissory note issued to Color Up was paid in full at the closing of the transactions contemplated by the Purchase and Contribution Agreement. In addition, Color Up acquired 1,724,324 shares of Legacy MIC Common Stock from Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., at a price of $11.75 per share.

In connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, Messrs. Dawson, Aalberts and Shustek resigned from their positions as directors of Legacy MIC, and Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar and Damon Jones (the “Color Up Designated Directors”) and Ms. Holley were elected to the Board. Mr. Chavez, a manager and the chief executive officer of Color Up, was elected Chairman and appointed chief executive officer of Legacy MIC, effective August 25, 2021. Ms. Hogue, a manager and the president of Color Up, was appointed president of Legacy MIC and a member of the Board, effective August 25, 2021. Mr. Osher, the third manager of Color Up, was elected to the Board, effective August 25, 2021. Mr. Osher is a control person of HS3, a member of Color Up. On August 25, 2021, Legacy MIC also entered into the MIC Employment Agreements with each of Mr. Chavez and Ms. Hogue.

Color Up was formed for the purpose of consummating the transactions contemplated by the Purchase and Contribution Agreement and investing in Legacy MIC Common Stock.

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A special committee of the Legacy MIC board of directors approved the Purchase and Contribution Agreement prior to the date of the closing of the transactions contemplated by the Purchase and Contribution Agreement.

Tender Offer Pursuant to Equity Purchase and Contribution Agreement

Pursuant to the Purchase and Contribution Agreement, Color Up agreed that as promptly as practicable after the closing of the Purchase and Contribution Agreement, it would commence the tender offer to purchase up to 900,506 shares of Legacy MIC Common Stock, at a purchase price of $11.75 per share, net to the applicable seller in cash, without interest, subject to any required withholding tax (the “Tender Offer”), and Legacy MIC agreed (a) that prior to the closing of the Purchase and Contribution Agreement, the board of directors of Legacy MIC would recommend that stockholders of Legacy MIC accept the Tender Offer and (b) to take all steps necessary to cause any offering memorandum relating to the Tender Offer to be distributed to Legacy MIC’s stockholders. In the event that Legacy MIC’s stockholders tendered a number of shares less than the Tender Offer amount, Legacy MIC agreed to, at Color Up’s sole discretion, offer to issue and sell to Color Up the Company Backstop (as defined in the Purchase and Contribution Agreement) such that Color Up may acquire a total number of shares equal to the Tender Offer amount after giving effect to the Tender Offer and the Company Backstop.

On October 5, 2021, Color Up commenced the Tender Offer upon the terms and subject to the conditions set forth in that certain Offer to Purchase, dated October 5, 2021, and in the related letter of transmittal, copies of which are attached as exhibits to Schedule TO filed with the SEC on October 5, 2021, and the board of directors of Legacy MIC recommended that the stockholders of Legacy MIC accepted the offer by Color Up to purchase up to 900,506 shares of Legacy MIC Common Stock and tender their shares of Legacy MIC Common Stock pursuant to the Tender Offer. On November 8, 2021, Color Up, following the expiration of the Tender Offer on November 5, 2021, accepted for purchase an aggregate of 878,082 shares of Legacy MIC Common Stock that had been validly tendered and not validly withdrawn pursuant to the Tender Offer at $11.75 per share, or an aggregate consideration of $10,317,468. Also, on November 8, 2021, Legacy MIC and Color Up entered into a subscription agreement pursuant to which Color Up purchased the remaining 22,424 shares of Legacy MIC Common Stock not tendered in the Tender Offer pursuant to the Company Backstop at $11.75 per share for an aggregate consideration of $263,482.

In connection with the Tender Offer, the board of directors of Legacy MIC agreed to reimburse Color Up for the fees and costs incurred in connection with the Tender Offer. Legacy MIC paid approximately $0.1 million as reimbursement of such Tender Offer fees and expenses.

Stockholders’ Agreement

Legacy MIC entered into a Stockholders’ Agreement with Color Up on August 25, 2021 (the “Stockholders’ Agreement”), pursuant to which the prior approval of one incumbent director and a majority of the Color Up Designated Directors was required in connection with certain corporate transactions.

The Stockholders’ Agreement also contained certain standstill provisions restricting, subject to certain customary exclusions, Color Up from, among other things, acquiring (or seeking or making any proposal or offer with respect to acquiring) additional Legacy MIC Common Stock or any security convertible into Legacy MIC Common Stock or any assets of Legacy MIC. In addition, Legacy MIC agreed that, in the event Legacy MIC proposes to issue additional securities, Color Up will have the right to purchase an amount of securities so that its ownership percentage will not be diluted by the issuance of additional securities.

Under the terms of the Stockholders’ Agreement, except for limited circumstances, Color Up is prohibited from selling or transferring its Legacy MIC Common Stock until six months following an initial public offering or a listing of Legacy MIC Common Stock on a national securities exchange. A transfer of any of Color Up’s Legacy MIC Common Stock to a Permitted Transferee (defined in the Stockholders’ Agreement to include any member of Color Up) is permissible under the Stockholders’ Agreement.

The terms of the Stockholders’ Agreement terminated in connection with the Closing; however, the transfer provisions restricting, subject to certain customary exclusions, Color Up from, among other things, selling Legacy MIC Common Stock or any security convertible into Legacy MIC Common Stock prior to the Closing are applicable to shares of Common Stock and any security convertible into shares of Common Stock for a period of six months following the Closing. On February 25, 2024 such restrictions on transfer expired.

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Tax Matters Agreement

On August 25, 2021, Legacy MIC, the Operating Partnership and Color Up entered into a Tax Matters Agreement (the “Tax Matters Agreement”), pursuant to which the Operating Partnership agreed to indemnify (a) Color Up, (b) any person holding Common Units and who acquired such Common Units from Color Up in a transaction in which such person’s adjusted basis in such Common Units, as determined by federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of Color Up in such Common Units and (c) if at any time Color Up is a Pass Through Entity (as defined in the Tax Matters Agreement), and solely for purposes of computing the amounts to be paid pursuant to certain provisions of the Tax Matters Agreement with respect to Color Up, any person who (i) holds an interest in Color Up, either directly or through one or more pass through entities, and (ii) is required to include all or a portion of the income of Color Up in its own gross income ((a)-(c), collectively, the “Protected Partners”) against certain adverse tax consequences in connection with (A) a taxable disposition of certain specified properties, (B) certain dispositions of the Protected Partners’ interests in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied) and (C) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, Legacy MIC agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities beyond such period. In connection with the Closing and the conversion of the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company (the “Conversion”), MIC and the Operating Company assumed the obligations of Legacy MIC and the Operating Partnership under the Tax Matters Agreement, respectively. As of April 19, 2024, the Protected Partners include Color Up, Manuel Chavez, III, Stephanie Hogue and Jeffrey B. Osher.

Warrant Agreement

On August 25, 2021, Legacy MIC entered into a Warrant Agreement with Color Up (the “Warrant Agreement”) pursuant to which Legacy MIC issued a warrant (the “Legacy MIC Warrant”) to purchase up to 1,702,128 shares of Legacy MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000. The Warrant Agreement was assumed by MIC pursuant to the Warrant Assumption and Amendment Agreement, dated as of August 25, 2023, by and between MIC and Color Up, and was subsequently amended on August 29, 2023, by the Amended and Restated Warrant Agreement, by and between MIC and Color Up (the “Amended and Restated Warrant Agreement”). See “Certain Relationships and Related Party Transactions—Legacy MIC—Amended and Restated Warrant Agreement.” At the First Effective Time, the Legacy MIC Warrant to purchase 1,702,128 shares of Legacy MIC Common Stock at an exercise price of $11.75 per share became a warrant (the “Warrant”) to purchase 2,553,192 shares of Common Stock at an exercise price of $7.83 per share.

Registration Rights Agreement

On August 25, 2021, Legacy MIC entered into a Registration Rights Agreement (as amended on November 2, 2021, the “Legacy MIC Registration Rights Agreement”) with Color Up, pursuant to which Legacy MIC granted the Holders (as defined in the Legacy MIC Registration Rights Agreement) certain registration rights with respect to the Legacy MIC Registrable Securities (as defined below), including the registration of the Legacy MIC Registrable Securities. Among other things, the Legacy MIC Registration Rights Agreement required Legacy MIC to register (a) the shares of Legacy MIC Common Stock purchased pursuant to the Purchase and Contribution Agreement, (b) shares of Legacy MIC Common Stock, if any, issued upon the redemption of Common Units purchased pursuant to the Purchase and Contribution Agreement, (c) shares of Legacy MIC Common Stock acquired pursuant to the Tender Offer, (d) shares of Legacy MIC Common Stock issuable upon exercise of the Legacy MIC Warrant, (e) the Legacy MIC Warrant and (f) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of Legacy MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise) (collectively, the “Legacy MIC Registrable Securities”). The Holders were entitled to make a written demand for registration under the Securities Act, of all or part of their Legacy MIC Registrable Securities; provided, however, that Legacy MIC was not required to file a registration statement prior to (a) 180 days after the initial listing of the Legacy MIC Registrable Securities on a national securities exchange or (b) the expiration of any other lock-up period imposed with respect to the Legacy MIC Registrable Securities pursuant to the Stockholders’ Agreement. In addition, the Holders were entitled to “piggy-back” registration rights to registration statements filed by Legacy MIC. Legacy MIC would have born all of the expenses incurred in connection with the filing of any such registration statement.

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On November 2, 2021, Legacy MIC amended and restated the Legacy MIC Registration Rights Agreement granting the Holders (as defined in the Legacy MIC Registration Rights Agreement) certain registration rights with respect to the shares of MIC Common Stock issuable upon redemption of additional Common Units issued upon exercise of the class of membership interests of the Operating Partnership designated as “Class A Units” in addition to the other Legacy MIC Registrable Securities. The Legacy MIC Registration Rights Agreement was terminated in connection with the entry into the Registration Rights Agreement at Closing.

License Agreement

On August 25, 2021, Legacy MIC entered into the License Agreement with DIA Land Co., LLC (“DIA”) and Bombe, pursuant to which Legacy MIC granted to DIA a limited, non-exclusive, non-transferable, worldwide right and license to access and use the Inigma-branded software for a fee of $5,000 per month. DIA is an affiliate of, and under common control with, Bombe, and Mr. Chavez holds a majority of DIA’s membership interests. Mr. Chavez and Ms. Hogue are controlling persons of Bombe, the manager of DIA. pKatalyst and Inigma, our proprietary software systems, are not protected by any patents, registered trademarks, or licenses and have not been licensed to third parties, other than to DIA, as noted above.

Partnership Agreement and Operating Agreement

On August 26, 2021, Legacy MIC entered into the Partnership Agreement to facilitate the transactions contemplated by the Purchase and Contribution Agreement and to admit Color Up as a limited partner.

On November 2, 2021, Legacy MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to facilitate the transactions contemplated by the Securities Purchase Agreement (as defined below) which, among other things, provided for the issuance by the Operating Partnership of Class A Units having the rights and preferences as may be set forth in that certain Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3 (the “Class A Unit Agreement”).

On March 18, 2022, Legacy MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to change the name of the Operating Partnership from “MVP REIT II Operating Partnership, L.P.” to “Mobile Infra Operating Partnership, L.P.” and to reflect the merger of Legacy MIC’s wholly owned subsidiary and former limited partner of the Operating Partnership with and into Legacy MIC, such that Legacy MIC became the holder of the Common Units then held by such subsidiary.

MIC, HS3 and the other limited partners of the Operating Partnership became members of the Operating Company in accordance with the terms of the Operating Agreement in connection with the Merger and following the Conversion. The Conversion occurred immediately prior to the Merger, at which time Legacy MIC and the other members entered into the Operating Agreement.

Securities Purchase Agreement

On November 2, 2021, Legacy MIC entered into the Securities Purchase Agreement, by and among Legacy MIC, the Operating Partnership and HS3 (the “Securities Purchase Agreement”), pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly-issued Common Units and (b) 425,532 newly-issued Class A Units, which entitled HS3 to purchase up to 425,532 additional Common Units, at an exercise price equal to $11.75 per unit, subject to adjustment as provided in the Class A Unit Agreement related thereto, and HS3 paid to the Operating Partnership cash consideration of $20,000,000 (collectively, the “Securities Purchase Transactions”). The Securities Purchase Agreement and related agreements and transactions were evaluated, negotiated, and unanimously approved by the members of the Board who were determined by the Board to be disinterested with respect to the Securities Purchase Agreement and related agreements and transactions.

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Under the Securities Purchase Agreement, the parties made customary representations and warranties for transactions of this type. Pursuant to the terms of the Securities Purchase Agreement, the representations and warranties made under the Securities Purchase Agreement survived for six months after the closing of the Securities Purchase Transactions and Legacy MIC and the Operating Partnership, on one hand, and HS3, on the other hand, agreed to indemnify each other party and certain of their respective representatives against losses arising out of certain material breaches of, and certain third party claims related to, the Securities Purchase Agreement and the Securities Purchase Transactions.

In connection with the issuance of the Common Units and the Class A Units under the Securities Purchase Agreement, the Board amended and restated the limited exception to the restrictions on ownership and transfer of Legacy MIC Common Stock set forth in the Legacy MIC charter previously granted to Color Up, HS3 and certain of its affiliates to allow these parties to own, directly or indirectly, in the aggregate, up to 15,200,000 shares of Legacy MIC Common Stock, and up to five percent (5%) of any outstanding class of preferred stock of Legacy MIC. The grant of this exception was conditioned upon the receipt of various representations and covenants made by Color Up and HS3 to Legacy MIC, confirming, among other things, that none of HS3, Color Up, nor certain of their affiliates would own, directly or indirectly, more than 4.9% of the interests in a tenant of Legacy MIC (or a subsidiary of Legacy MIC) that comprised more than three percent (3%) of the gross income of Legacy MIC as determined for purposes of Section 856(c)(2) of the Code. The request also included representations intended to confirm that HS3, Color Up and certain of their affiliates’ ownership of Legacy MIC Common Stock would not cause Legacy MIC to otherwise fail to qualify as a REIT for federal income tax purposes.

Class A Unit Agreement

The Operating Partnership issued Class A Units pursuant to the Class A Unit Agreement dated as of the Securities Purchase Closing Date which provided that each whole Class A Unit entitled the registered holder thereof to purchase one whole Common Unit at a price of $11.75 per share, or the Class A Unit Price (as defined in the Class A Unit Agreement), subject to adjustment as discussed below, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the Legacy MIC Common Stock on a national securities exchange. The Class A Units were entitled to be exercised on a cashless basis by surrendering Common Units in lieu of payment of the aggregate Class A Unit Price at the purchaser’s election, which exercise occurred on August 29, 2023.

Relationship with Color Up, Bombe, and Affiliates Thereof

Mr. Chavez is the founder and managing partner of Bombe and has been its chief executive officer since 2017. Ms. Hogue has been a managing partner of Bombe since 2020.

As of April 19, 2024, Mr. Chavez, Ms. Hogue, and Mr. Osher beneficially owned as controlling persons of Color Up, 3,937,246 shares of Common Stock, or 13.8% of the outstanding shares of Common Stock, the Warrant to purchase 2,553,192 shares of Common Stock and 11,242,635 Common Units, or approximately 26.5% of the outstanding Common Units. The Warrant, by its terms, may be exercised by Color Up, the sole holder of the Warrant at any time.

As of April 19, 2024, Mr. Chavez and Ms. Hogue beneficially own, as the manager and a member of Bombe Pref, respectively, 1,798,364 shares of Common Stock, or 6.3% of the outstanding shares of our Common Stock.

As of April 19, 2024, Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Ms. Holley, Mr. Jones, and Mr. Nelson (a former board member of Legacy MIC), individually, are the members of the Operating Company.

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As of April 19, 2024, Mr. Osher beneficially owns as the controlling person of HS3, Harvest Small Cap and HSCP Master, 11,989,098 shares of our Common Stock, or 42.1% of the outstanding shares of our Common Stock and 2,709,330 Common Units, or approximately 6.4% of the outstanding Common Units. Common Units are redeemable for shares of our Common Stock, on a one-for-one basis, or cash at our option, pursuant and subject to the terms and provisions of the Operating Agreement.

We anticipate that Color Up will be dissolved and its interests in the Operating Company will be distributed to Bombe, HS3 and the three entities which are controlled by Manuel Chavez, III, that contributed certain parking facilities to MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement (the “Color Up Members”). We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

ProKids

In May 2022, Legacy MIC entered into a lease agreement with ProKids, an Ohio not-for-profit. An immediate family member of Manuel Chavez, III is a member of the Board of Trustees and President-Elect of that organization. ProKids leased 21,000 square feet of vacant unfinished commercial space in a 531,000 square foot building used primarily for parking rental in Cincinnati, Ohio for 120 months with no rent due to Legacy MIC throughout the lease term, other than a rental fee on parking spaces used by the ProKids staff. As of December 31, 2023, ProKids does not owe Legacy MIC rental income related to the lease agreement. No rental income from ProKids has been recognized during the fiscal year ended December 31, 2023.

Transactions Consummated in Connection with the Merger

Color Up Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, Color Up entered into the Lock-up Agreement with FWAC and Legacy MIC (the “Lock-up Agreement). Pursuant to the Lock-up Agreement, Color Up agreed, among other things, that its shares received as consideration in the Merger pursuant to the Merger Agreement may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six months following Closing and (b) the date after the Closing on which MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of MIC stockholders having the right to exchange their equity holdings in MIC for cash, securities or other property. The restriction on transfers under the Lock-Up Agreement expired on February 25, 2024.

Color Up Support Agreement

Concurrently with the execution of the Merger Agreement, on December 13, 2022, FWAC and Color Up entered into an agreement (the “Color Up Support Agreement”) pursuant to which Color Up agreed to vote its Legacy MIC shares (a) in favor of the Merger and the transactions contemplated by the Merger Agreement, (b) in favor of the Charter Amendment Proposal (as defined in the final joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) filed by MIC with the SEC on July 11, 2023), (c) in favor of any proposal to adjourn a meeting of the Legacy MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) or (b) above or if there are not sufficient shares of the Legacy MIC Common Stock present in person or represented by proxy to constitute a quorum, (d) against any Company Acquisition Proposal (as defined in the Joint Proxy Statement/Prospectus), (e) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under the Legacy MIC charter or otherwise sought with respect to the Merger Agreement (including the Merger), to vote, consent or approve all of Color Up’s shares of Legacy MIC Common Stock held at such time in favor thereof, (f) against and withhold consent with respect to any merger, purchase of all or substantially all of Legacy MIC’s assets or other business combination transaction (other than the Merger Agreement), (g) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Merger and (h) in favor of an amendment to the Partnership Agreement. The Color Up Support Agreement also contains customary termination provisions.

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Preferred PIPE Investment

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, on the terms and subject to the conditions set forth therein, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000 and an effective purchase price of approximately $3.34 per share of our Common Stock based on 13,787,462 shares of Common Stock, which were issued in connection with the conversion of 46,000 shares of Series 2 Preferred Stock (including the Dividends) on December 31, 2023.

HS3 Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and HS3 entered into a Support Agreement (the “HS3 Support Agreement”), as amended, pursuant to which HS3 agreed to vote in favor of the Conversion and enter into the Operating Agreement. The HS3 Support Agreement also contains customary termination provisions.

Amendments to Employment Agreements & LTIP Units of Chavez and Hogue

On December 13, 2022, Legacy MIC entered into the MIC Employment Agreements with each of Mr. Chavez and Ms. Hogue. Pursuant to the terms of the Second Amendments to the Employment Agreements, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units (255,319 and 153,192 LTIP Units after giving effect to an exchange ratio of 1.5 to 1 in connection with the Merger), respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event (as defined in the MIC Employment Agreements) prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger would not constitute a Change in Control.

Also on December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into the First LTIP Amendment, pursuant to which the 170,213 and 102,128 LTIP Units (255,319 and 153,192 LTIP Units after giving effect to an exchange ratio of 1.5 to 1 in connection with the Merger), respectively, previously granted to Mr. Chavez and Ms. Hogue, respectively, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

On December 18, 2023, Mr. Chavez and Ms. Hogue voluntarily cancelled 116,170 and 19,149 LTIP Units, respectively.

For further discussion of the equity awards granted to each of Mr. Chavez and Ms. Hogue, see the section titled “Executive and Director Compensation.”

Registration Rights Agreement

At the Closing, the RRA Holders entered into the Registration Rights Agreement pursuant to which MIC granted the RRA Holders customary registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement).

The Registration Rights Agreement further provides that RRA Holders of at least 150,000 Registrable Securities are entitled to make a written demand for registration for resale under the Securities Act of all or part of their Registrable Securities; provided, however, that MIC is not required to file a registration statement prior to the expiration of any other lock-up period imposed with respect to the Registrable Securities. In addition, the RRA Holders are entitled to “piggy-back” registration rights to registration statements filed by MIC, subject to customary cut-back provisions.

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Warrant Assumption and Amendment Agreement

On August 25, 2023, Legacy MIC, MIC and Color Up entered into the Warrant Assumption and Amendment Agreement to that certain Warrant Agreement, pursuant to which, MIC assumed the Legacy MIC Warrant remaining outstanding and unexpired at that time, and such Legacy MIC Warrant became the Warrant.

Amended and Restated Warrant Agreement

On August 29, 2023, MIC and Color Up entered into an Amended and Restated Warrant Agreement, pursuant to which the Warrant Agreement was amended and restated to (i) reflect the effects of the Merger (including but not limited to the reduction in the exercise price of the Warrant from $11.75 to $7.83 per share and the increase in the number of the underlying shares from 1,702,128 shares of Legacy MIC Common Stock to 2,553,192 shares of Common Stock) and (ii) permit Color Up to exercise the Warrant on a cashless basis at Color Up’s option.

Other Matters

Two of MIC’s Cincinnati parking facilities, 1W7 Carpark and 222W7 Garage, which were acquired by Legacy MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement, are currently operated by PCA, Inc., d/b/a Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by Mr. Chavez’s father and uncle. Mr. Chavez is neither an owner nor a beneficiary of Park Place Parking. Park Place Parking has been operating these parking facilities for four and three years, respectively. Both parking facilities were acquired with their management agreements in place and at the same terms under which they were operating prior to the closing of the transactions contemplated by the Purchase and Contribution Agreement. As of January 1, 2022, both parking facilities are leased under the New Lease Structure and are no longer separately managed. For the year ended December 31, 2021, approximately $121,000 was paid to Legacy MIC from these arrangements. For the year ended December 31, 2022, approximately $0.1 million was due to Legacy MIC from these arrangements; this balance of approximately $0.1 million from Park Place Parking has been paid within the terms of the lease agreement.

MIC is an equity method investor in the DST. Pursuant to the closing of the transactions contemplated by the Purchase and Contribution Agreement, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation were replaced as managers of MVP Parking, DST, LLC by Mr. Chavez.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

Our Code of Business Conduct and Ethics (the “Code of Ethics”) includes the provisions of which are intended to help us identify and adequately address or mitigate actual, potential or alleged conflicts of interest. Our Code of Ethics and our Corporate Governance Guidelines address the review and approval of activities, interests or relationships that conflict with, or appear to conflict with, our interests, including related person transactions. Persons subject to our Code of Ethics and Corporate Governance Guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

●	In the case of our directors or executive officers, such person must seek approval from our audit committee for related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue, and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Ethics or Corporate Governance Guidelines. In determining whether to approve or ratify a transaction, our audit committee shall act in accordance with applicable provisions of our Code of Ethics and shall consider all of the relevant facts and circumstances.

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●	In addition, to the extent permitted by Maryland law, a contract or other transaction between us and any of our directors or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting of the board or committee at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

○	The facts of the common directorship or interest are disclosed or known to our board of directors (or a committee of our board of directors), and our board of directors (or such committee) authorizes, approves or ratifies the transaction or contract by affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

○	The fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially owned by the interested director or corporation, firm or other entity; or

○	The transaction or contract is fair and reasonable to us.

The failure of any such contract or other transaction to satisfy any of the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction will be valid to the maximum extent permitted by Maryland law. However, if the proposed contract or other transaction is not approved by either a majority of disinterested directors or disinterested stockholders, as noted above, the burden of proving that the contract or other transaction is fair and reasonable to us shifts to the person asserting the validity of the contract or other transaction.

Certain related person transactions described in this proxy statement were reviewed and approved or ratified in accordance with our policies, Code of Ethics, Charter and Bylaws, and Maryland law. In the event of doubt, an officer or director must disclose a suspected related person transaction to our Director of Compliance, who may then engage the Chair of the audit committee to determine if the transaction requires the approvals set forth in the Code of Ethics. A copy of our Code of Ethics is posted on our website and also may be obtained free of charge by writing to Secretary, c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

Certain historical related person transactions described in this proxy statement were reviewed and approved or ratified in accordance with Legacy MIC’s then-existing policies, Code of Ethics, charter and bylaws, and Maryland law.

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Security Ownership of Certain
Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 19, 2024, by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

●	each of MIC’s directors and named executive officers; and

●	all directors and executive officers of MIC as a group.

The following table also sets forth information regarding the beneficial ownership of Common Units as of April 19, 2024, by:

●	each of MIC’s directors and named executive officers; and

●	all directors and executive officers of MIC as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to MIC by such beneficial owners.

The beneficial ownership percentages set forth in the following table are based on the following numbers of the pertinent securities outstanding as of April 19, 2024:

●	30,712,690 shares of Common Stock; and

●	44,664,655 Common Units outstanding, provided that MIC (which is not included in the table below) owns 30,712,690 Common Units representing 68.8% of the outstanding Common Units.

Unless otherwise indicated, MIC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise indicated, the address of each individual below is c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

	Common Stock			Operating Company Common Units
Name of Beneficial Owner	Shares Beneficially Owned(1)		Percentage	Common Units Beneficially Owned(2)		Percentage
Five Percent Holders of Common Stock
Color Up, LLC(3)	6,490,438	(4)	19.5%	11,242,635		25.2%
HSCP Strategic III, L.P.(5)	12,484,988	(6)	37.5%	13,951,965	(7)	31.2%
Harvest Small Cap Partners Master, Ltd.(8)	4,006,457		13.0%	—		—
Harvest Small Cap Partners, L.P.(9)	1,988,091		6.5%	—		—
Fifth Wall Acquisition Sponsor III LLC(10)	2,807,000		9.1%	—		—
Bombe MIC-Pref, LLC(11)	1,798,364		5.9%	—		—
Directors and Named Executive Officers
Manuel Chavez, III(3)(11)	8,395,042	(12)	25.2%	11,613,043	(13)	25.8%
Stephanie Hogue(3)(11)	8,289,350	(14)	24.9%	11,278,204	(15)	25.2%
Jeffrey B. Osher(3)(5)(8)(9)	18,514,536	(16)	55.7%	13,956,767	(17)	31.2%
Danica Holley	—		—	4,355	(18)	*
Damon Jones	—		—	4,802	(19)	*
David Garfinkle	—		—	—		—
Brad Greiwe	—		—	—		—
All Directors and Executive Officers as a Group (8 individuals)(3)(5)(8)(9)(11)	20,419,688	(20)	61.4%	14,371,901	(21)	31.9%

*	Represents beneficial ownership of less than 1%.

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(1)	Does not include shares of Common Stock that may be issued upon redemption of Common Units (including the Common Units which such person may acquire upon the vesting and conversion to Common Units of outstanding Performance Units, and LTIP Units) because, upon the holder’s election to redeem Common Units for cash, MIC may elect to redeem such Common Units for shares of Common Stock in MIC’s sole discretion.
(2)	Does not include 1,406,250 Performance Units issued to Mr. Chavez and 843,750 Performance Units issued to Ms. Hogue. Although the referenced Performance Units (subject to terms and conditions of the Operating Agreement) are convertible into Common Units upon vesting, the vesting conditions of the Performance Units cannot be satisfied within 60 days of April 19, 2024.
(3)	Securities held directly by Color Up may be deemed to be beneficially owned by (i) Mr. Chavez, Ms. Hogue, and Mr. Osher, who are the managers of Color Up and may be deemed to share voting and dispositive power with regard to the securities held directly by Color Up; (ii) HS3, which is a member of Color Up and which may be deemed to share dispositive power with regard to securities held directly by Color Up; and (iii) Bombe, which is a member of Color Up and may be deemed to share dispositive power with regard to securities held directly by Color Up. The address of each of Color Up and Bombe is 30 W. 4th Street, Cincinnati, Ohio 45202.
(4)	Consists of (i) 3,937,246 shares of Common Stock and (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant.
(5)	Securities held directly by HS3 may be deemed to be beneficially owned by (i) Harvest Small Cap Partners GP, LLC (“HSCP”), the general partner of HS3, (ii) No Street Capital LLC (“No Street”), the managing member of HSCP, and (iii) Mr. Osher, the managing member of No Street. As discussed in footnote (3), HS3 may be deemed to share dispositive power with regard to securities directly held by Color Up. The address of HS3, HSCP, No Street, and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.
(6)	Consists of (i) 3,937,246 shares of Common Stock held by Color Up, (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant held by Color Up and (iii) 5,994,550 shares held directly by HS3.
(7)	Consists of (i) 11,242,635 Common Units held directly by Color Up and (ii) 2,709,330 Common Units held directly by HS3.
(8)	Securities held by HSCP Master may be deemed to be beneficially owned by (i) No Street, the investment manager of HSCP Master and (ii) Mr. Osher, the managing member of No Street, both sharing voting and dispositive power with regard to the securities held by HSCP Master. The address of HSCP Master, No Street and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.
(9)	Securities held by Harvest Small Cap may be deemed to be beneficially owned by (i) No Street, the managing member of Harvest Small Cap and (ii) Mr. Osher, the managing member of No Street, both sharing voting and dispositive power with regard to the securities held by Harvest Small Cap. The address of Harvest Small Cap, No Street and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.
(10)	Includes 1,900,000 shares of Common Stock that are subject to vesting and forfeiture, as provided in the Sponsor Agreement. Andriy Mykhaylovskyy and Brendan Wallace, by virtue of being managing members of the Sponsor, have voting and dispositive power over the securities held by the Sponsor and, therefore, may be deemed to have beneficial ownership of the securities held directly by the Sponsor. The address of the Sponsor and Messrs. Mykhaylovskyy and Wallace is 6060 Center Drive 10th Floor Los Angeles, California 90045.

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(11)	Securities held by Bombe-Pref may be deemed to be beneficially owned by (i) Mr. Chavez, the manager of Bombe-Pref and (ii) Ms. Hogue, a member of Bombe-Pref.
(12)	Consists of (i) 106,240 shares of Common Stock held directly by Mr. Chavez, (ii) 3,937,246 shares of Common Stock held by Color Up, (iii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant held by Color Up and (iv) 1,798,364 shares of Common Stock held by Bombe-Pref.
(13)	Consists of (i) 11,242,635 Common Units held directly by Color Up and (ii) 370,408 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024.
(14)	Consists of (i) 3,937,246 shares of Common Stock held by Color Up, (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant held by Color Up, (iii) 1,798,364 shares of Common Stock held by Bombe-Pref and (iv) 548 shares of Common Stock held indirectly by Ms. Hogue as custodian under accounts for the benefit of Ms. Hogue’s children under the Uniform Gift to Minors Act.
(15)	Consists of (i) 11,242,635 Common Units held directly by Color Up and (ii) 35,569 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024.
(16)	Consists of (i) 3,937,246 shares of Common Stock held by Color Up, (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant held by Color Up, (iii) 5,994,550 shares held by HS3, (iv) 4,006,457 shares of Common Stock held by HSCP Master, (v) 1,988,091 shares of Common Stock held by Harvest Small Cap and (vi) 35,000 shares of Common Stock held directly by Mr. Osher.
(17)	Consists of (i) 11,242,635 Common Units held directly by Color Up, (ii) 2,709,330 Common Units held directly by HS3, and (iii) 4,802 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024 held directly by Mr. Osher.
(18)	Consists of 4,355 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024.
(19)	Consists of 4,802 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024.
(20)	Consists of (i) 3,937,246 shares of Common Stock held by Color Up, (ii) 2,553,192 shares of Common Stock issuable upon exercise of the Warrant held by Color Up, (iii) 5,994,550 shares held by HS3, (iv) 4,006,457 shares of Common Stock held by HSCP Master, (v) 1,988,091 shares of Common Stock held by Harvest Small Cap, (vi) 1,798,364 shares of Common Stock held by Bombe-Pref, (vii) 548 shares of Common Stock held indirectly by Ms. Hogue as custodian under accounts for the benefit of Ms. Hogue’s children under the Uniform Gift to Minors Act and (viii) 35,000 shares of Common Stock held directly by Mr. Osher.
(21)	Consists of (i) 11,242,635 Common Units held directly by Color Up, (ii) 2,709,330 Common Units held directly by HS3, and (iii) 419,936 vested LTIP Units convertible into Common Units within 60 days of April 19, 2024.

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Other Matters

Householding of proxy materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices or proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice or proxy statement and annual report addressed to those stockholders. This process is commonly referred to as “householding.” This process benefits both stockholders and MIC because it can significantly reduce our printing and mailing costs and eliminates unnecessary mailings delivered to your home. It also helps the environment by conserving natural resources.

Under this procedure, we are delivering a single copy of the notice of Internet availability and, if applicable, the proxy materials to multiple stockholders who share the same address. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written request, we will deliver promptly a separate copy of the notice of Internet availability and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the notice of Internet availability and, if applicable, proxy materials, stockholders may contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. The same phone number and addresses may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Stockholder proposals for the 2025 annual meeting of stockholders

Rule 14a-8 of the Exchange Act

If a stockholder would like us to consider including a proposal in our proxy statement for our 2025 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our Corporate Secretary at our corporate headquarters on or before December 27, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Mobile Infrastructure Corporation

Attention: Corporate Secretary

30 W. 4th Street

Cincinnati, Ohio 45202

Advance Notice Procedure

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2025 annual meeting of stockholders under the advance notice provisions of our Bylaws, the stockholder must provide timely written notice to our Corporate Secretary at our corporate headquarters, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our Bylaws. To be timely, a stockholder’s written notice must be received by our Corporate Secretary at our corporate headquarters:

●	no earlier than 8:00 a.m., Eastern time, on November 27, 2024; and

●	no later than 5:00 p.m., Eastern time, on December 27, 2024.

In the event that we hold our 2025 annual meeting more than 30 days before or after the first anniversary of the Annual Meeting, then written notice required by our Bylaws must be received by our Corporate Secretary at our corporate headquarters:

●	no earlier than 8:00 a.m., Eastern time, on the 150th day prior to the day of the 2025 annual meeting of stockholders; and

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●	no later than the later of

(A)	5:00 p.m., Eastern time, on the 120th day before the 2025 annual meeting of stockholders; or

(B)	5:00 p.m., Eastern time, on the 10th day following the day on which the public announcement of the date of the 2025 annual meeting of stockholders was first made by us.

“Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by MIC with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear at such meeting to present his, her, or its proposal, we are not required to present the proposal for a vote at such meeting.

In addition to satisfying the foregoing requirements, to comply with newly-enacted Rule 14a-19 under the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than our nominees for our 2025 annual meeting of stockholders must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees, as required by Rule 14a-19(b) under the Exchange Act.

Annual Report

Our 2023 Annual Report is being mailed with this proxy statement to those stockholders that receive this proxy statement in the mail. Stockholders can access our 2023 Annual Report at www.virtualshareholdermeeting.com/BEEP2024. Our 2023 Annual Report has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov.

Upon written request by a stockholder, we will mail without charge a copy of our 2023 Annual Report, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to the 2023 Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary and mailed to Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the notice of Internet availability of proxy materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating, and returning your proxy card, or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

Stephanie Hogue
President, Chief Financial Officer, Secretary and Treasurer

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MOBILE INFRASTRUCTURE CORPORATION
30 WEST 4TH STREET
CINCINNATI, OH 45202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BEEP2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 17, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V46367-P07467 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOBILE INFRASTRUCTURE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Manuel Chavez
02) Stephanie Hogue
03) David Garfinkle
04) Brad Greiwe
05) Danica Holley
06) Damon Jones
07) Jeffrey B. Osher

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V46368-P07467

Mobile Infrastructure Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Mobile Infrastructure Corporation, a Maryland corporation, hereby appoint(s) Manuel Chavez and Stephanie Hogue, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Mobile Infrastructure Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on June 18, 2024 via live webcast at www.virtualshareholdermeeting.com/BEEP2024, and any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Meeting and accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE